EXHIBIT 99.01

                     REPORT OF INDEPENDENT ACCOUNTANTS



To the Stockholders and Board of Directors of KFx Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of KFx Inc. and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 1 to the financial statements, the Company has suffered recurring losses and negative cash flows from operations and has an accumulated deficit of $86,268,380 at December 31, 2001. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Denver, Colorado
April 12, 2002




                                  KFX INC.
                        CONSOLIDATED BALANCE SHEETS

                                                                                         DECEMBER 31
                                                                                         -----------
                                                                                  2001                2000
                                                                                  ----                ----
ASSETS
Current assets
     Cash and cash equivalents.........................................    $      604,252      $      348,955
     Trade accounts receivable.........................................           738,442             351,909
     Unbilled revenue..................................................           359,079             118,103
     Other receivables.................................................            93,522             224,853
     Prepaid expenses..................................................           253,983              34,459
     Debt issue costs, net of accumulated amortization.................           145,954                  --
     Deferred job costs................................................           352,714             216,152
                                                                           --------------      --------------
          Total current assets.........................................         2,547,946           1,294,431
Property, plant and equipment, net of accumulated depreciation.........           309,510           1,360,430
Patents, net of accumulated amortization...............................         1,712,095           1,951,567
Investment in K-Fuel, L.L.C............................................           351,454             694,135
Intangibles, net of accumulated amortization...........................         1,261,083                  --
Goodwill, net of accumulated amortization..............................         7,370,355           1,817,731
Debt issue costs, net of accumulated amortization......................           108,503             679,046
Prepaid royalty........................................................           498,000             498,000
Other assets...........................................................           157,857             176,030
                                                                           --------------      --------------
TOTAL ASSETS..........................................................     $   14,316,803      $    8,471,370
                                                                           ==============      ==============

LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities
     Accounts payable..................................................    $    2,312,526      $    1,817,533
     Accrued expenses..................................................           579,892             625,523
     Interest payable..................................................           472,049             458,265
     Liability to issue stock and warrants.............................                --             134,458
     Deferred sale of Pegasus Technologies, Inc. common stock..........                --           1,000,000
     Deferred revenue..................................................         1,028,750             523,552
     Deferred income...................................................           152,684                  --
     Short-term notes payable to directors ............................           450,000             827,551
     Obligations to repurchase Pegasus preferred stock, net ...........         2,508,788                  --
     Convertible debentures ...........................................         7,195,326                  --
     Current maturity of long-term debt................................         5,250,329             873,476
                                                                           --------------      --------------
          Total current liabilities....................................        19,950,344           6,260,358
Deferred income........................................................                --             499,309
Deferred revenue, less current portion.................................           423,673             200,000
Long-term debt, less current maturities................................           130,000             331,150
Convertible long-term debt, less current maturities....................         2,957,005                  --
Convertible debentures.................................................                --          16,339,444
                                                                           --------------      --------------
          Total liabilities............................................        23,461,022          23,630,261
                                                                           --------------      --------------
Commitments and Contingencies (Note 17)
Minority interest......................................................         4,534,045           2,275,040
                                                                           --------------      --------------
Redeemable common stock, 141,450 shares issued and outstanding.........           424,350                  --
                                                                           --------------      --------------
Stockholders' deficit
      Preferred stock, $.001 par value, 20,000,000 shares authorized;
none issued                                                                            --                  --
     Common stock, $.001 par value, 80,000,000 shares authorized;
            28,956,104 and 25,196,280 shares issued and outstanding,               28,956              25,196
respectively
     Additional paid-in capital........................................        72,136,810          53,632,177
     Accumulated deficit...............................................       (86,268,380)         (71,091,304)
                                                                           --------------      ---------------
          Total stockholders' deficit..................................       (14,102,614)         (17,433,931)
                                                                           --------------      ---------------
TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS' DEFICIT...
                                                                           $   14,316,803      $     8,471,370
                                                                           ==============      ===============

            The accompanying notes are an integral part of these
                     consolidated financial statements.

                                  KFX INC.
                   CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                   YEAR ENDED DECEMBER 31
                                                                                   ----------------------
                                                                          2001               2000               1999
                                                                          ----               ----               ----

OPERATING REVENUES
Pegasus software licenses and services.............................    $  3,003,057      $   1,894,994     $  1,536,884
K-Fuel demonstration plant and laboratory contract revenue.........             --             229,776          313,916
K-Fuel license fee.................................................             --                  --        1,000,000
                                                                       ---------------   -------------     ------------
     Total operating revenues......................................       3,003,057          2,124,770        2,850,800
                                                                       ---------------   -------------     ------------
OPERATING COSTS & EXPENSES
Cost of Pegasus software licenses and services, excluding
   depreciation and amortization...................................       1,980,955          1,775,780        1,181,321
K-Fuel demonstration plant and laboratory..........................         220,933            781,488          414,246
K-Fuel royalty.....................................................              --                 --          250,000
Marketing, general and administrative..............................       6,977,607          5,123,026        5,394,970
Pegasus research and development...................................         654,586            614,410          335,766
Depreciation and amortization......................................       2,789,162          2,828,471        2,751,539
                                                                       ------------     ---------------    ------------
     Total operating costs and expenses............................      12,623,243         11,123,175       10,327,842
                                                                       -------------    ---------------    ------------
OPERATING LOSS......................................................     (9,620,186)        (8,998,405)      (7,477,042)
Interest and other income..........................................         (83,145)           (11,381)         347,459
Interest expense...................................................      (5,477,689)        (2,655,628)      (1,160,098)
Equity in income (loss) of unconsolidated affiliates...............           3,944              4,242         (440,746)
Impairment losses..................................................              --           (629,000)      (4,000,000)
                                                                      --------------    ----------------   -------------

NET LOSS...........................................................  $   (15,177,076)    $ (12,290,172)    $(12,730,427)
                                                                     ===============    ===============    =============

BASIC AND DILUTED NET LOSS PER COMMON SHARE                        $            (.58)    $        (.49)    $       (.53)
                                                                   =================    =================  ==============

Weighted-average common shares outstanding........................        26,095,000        24,908,000       24,137,000
                                                                   =================    ================   ==============

            The accompanying notes are an integral part of these
                     consolidated financial statements.

                                  KFX INC.
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                                  Common Stock          Additional
                                                                  ------------            Paid-in        Accumulated
                                                              Shares       Amount         Capital          Deficit
                                                              ------       -----        -----------      -----------
Balance at December 31, 1998............................     23,951,740   $  23,952   $   48,304,942   $  (46,070,705)
Stock issued in connection with acquisition (Note 2)....        527,000         527          762,569               --
Stock issued for services................................         3,500           3           13,121               --
Net loss.................................................            --          --               --      (12,730,427)
                                                            -----------   ---------   --------------   --------------
Balance at December 31, 1999............................     24,482,240      24,482       49,080,632      (58,801,132)
Stock issued for converted debentures (Note 11)......           520,540         521        1,902,587               --
Issuance of warrants (Note 6)............................            --          --        2,200,000               --
Stock issued for services................................       113,500         113          283,038               --
Stock issued in connection with acquisition (Note                80,000          80          165,920               --
Net loss..................................................           --          --               --      (12,290,172)
                                                           -------------  ----------  --------------  ---------------
Balance at December 31, 2000............................     25,196,280      25,196       53,632,177      (71,091,304)
Stock issued for converted debentures (Note 11).......        2,450,224       2,450       10,544,035               --
Issuance of warrants (Note 16)..........................             --          --        3,702,024               --
Stock issued for services...............................        309,500         310          759,274               --
Stock issued in private placement transactions..........      1,000,100       1,000        3,499,300               --
Net loss................................................             --          --               --      (15,177,076)
                                                           -------------  ----------   -------------   ---------------
Balance at December 31, 2001............................     28,956,104   $  28,956    $  72,136,810   $  (86,268,380)
                                                           =============  ==========   =============   ==============

            The accompanying notes are an integral part of these
                     consolidated financial statements.


                                  KFX INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                    YEAR ENDED DECEMBER 31
                                                                                                    ----------------------
                                                                                            2001             2000           1999
                                                                                            ----             ----           ----
OPERATING ACTIVITIES
   Net loss.........................................................................   $(15,177,076)   $(12,290,172)   $(12,730,427)
   Adjustments to reconcile net loss to cash used in operating activities:
          Depreciation and amortization ............................................      2,789,162       2,828,471       2,751,539
          Impairment losses ........................................................           --         1,093,000       4,000,000
          Equity in (income) loss of unconsolidated affiliates .....................         (3,944)         (4,242)        440,746
          Accretion of maturity premium ............................................      1,063,520       1,361,893            --
          Amortization of debt discount ............................................      2,998,352         192,591            --
          Common stock and warrants issued for services ............................      1,383,488         283,151          13,124
          Minority interest preferred dividends ....................................        156,657          60,000            --
   Changes in operating assets and liabilities, net of business acquired:
          Accounts receivable, unbilled revenue, and deferred job costs.............       (632,740)        (29,695)        870,355

          Prepaid and other assets .................................................       (137,470)          2,076         215,122
          Deferred revenue .........................................................        459,807        (262,306)           --
          Due to related parties ...................................................           --              --          (471,504)
          Accounts payable and accrued expenses ....................................        348,744       1,718,219         362,616
          Interest payable .........................................................         13,783         (84,803)         90,352
          Deferred income ..........................................................           --              --         1,000,000
          Other liabilities ........................................................           --           (19,000)           --
                                                                                       ------------    ------------    ------------
Cash used in operating activities...................................................     (6,737,717)     (5,150,817)     (3,458,077)
                                                                                       ------------    ------------    ------------
INVESTING ACTIVITIES
   Patent acquisition and pending patent applications .............................       (102,910)       (294,623)       (207,183)
   Deferred sale of subsidiary stock ...............................................           --         1,000,000            --
   Investments in equity and cost basis investees ..................................           --              --        (1,000,000)
   Purchases of property and equipment .............................................       (119,146)        (65,915)       (111,095)
   Proceeds from sale of investment in KFx Fuel Partners LP. .......................           --         1,527,048            --
   Cash paid for acquisition of business............................................     (2,479,094)           --              --
                                                                                       ------------    ------------    ------------
Cash provided by (used in) investing activities.....................................     (2,701,150)      2,166,510      (1,318,278)
                                                                                       ------------    ------------    ------------
FINANCING ACTIVITIES
    Issuance of preferred stock in subsidiary ......................................      1,000,000       2,000,000            --
    Issuance of common stock and warrants, net .....................................      3,500,300            --              --
    Proceeds from sale of Pegasus preferred stock ..................................      2,722,330            --              --
    Proceeds from convertible long-term borrowing ..................................      3,500,000            --              --
    Proceeds from short-term notes issued to directors .............................        300,000       1,550,000            --
    Repayment of short-term notes payable to directors .............................       (700,000)       (700,000)           --
    Payments on notes payable ......................................................       (628,466)       (171,167)       (219,208)
                                                                                       ------------    ------------    ------------
Cash provided by (used in) financing activities ....................................      9,694,164       2,678,833        (219,208)
                                                                                       ------------    ------------    ------------
Increase (decrease) in cash and cash equivalents ...................................        255,297        (305,474)     (4,995,563)
Cash and cash equivalents, beginning of period .....................................        348,955         654,429       5,649,992
                                                                                       ------------    ------------    ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD ...........................................   $    604,252    $    348,955    $    654,429
                                                                                       ============    ============    ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest..............................................................   $  1,429,925    $  1,186,162    $  1,148,037
                                                                                       ============    ============    ============

            The accompanying notes are an integral part of these
                     consolidated financial statements.

                                  KFX INC.
              CONSOLIDATED STATEMENTS OF CASH FLOWS-continued

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

Year Ended December 31, 2001

    The Company issued 450,950 shares of common stock, of which 70,000 of these shares were issued to a related party of the Chairman and CEO and 141,450 are subject to redemption at the option of the holder (see Note
13), in exchange for consulting and investment banking services during the year and to satisfy an obligation that existed at December 31, 2000. Accordingly, $1,044,086 was charged to general and administrative expense and $139,848 reduced a liability outstanding at December 31, 2000.

    The Company issued warrants to purchase 231,450 shares of KFx common stock in exchange for consulting and investment banking services, resulting in approximately $339,000 being charged to general and administrative expense based on the estimated fair value of the warrants as determined using a Black-Scholes option-pricing model (see Note 16).

    In connection with the deferred sales of Pegasus Technologies, Inc. preferred stock, which is subject to an obligation to repurchase by KFx Inc., a debt discount of $2,530,254 was recorded, which is being amortized to interest expense over the one-year term of the repurchase obligation.

    Convertible Debentures with principal values of $1,400,000 and $6,200,000 were converted, based on a conversion price of $3.65 per share and $3.00 per share, respectively, into a total of 2,450,224 shares of the Company's common stock which resulted in an addition to stockholders' equity of $10,546,485, including a pro rata portion of accreted maturity premium and net of a pro rata portion of unamortized debt issue costs (see
Note 11).

    During the second quarter, the Company issued a warrant in conjunction with an unsecured note payable to the Company's Chairman and CEO to purchase 285,000 shares of Pegasus common stock, resulting in a debt discount of approximately $102,000, which was recognized as interest expense on the issuance date (see Note 9).

    During the third quarter, the Company issued a warrant in conjunction with a convertible note agreement to purchase 200,000 shares of KFx common stock, resulting in a debt discount and beneficial conversion feature of approximately $639,000, which is being amortized to interest expense over the three year term of the note (see Note 10).

Year Ended December 31, 2000

    Convertible Debentures with a face value of $1,900,000 were converted, under the stated terms of $3.65 per share, into 520,540 shares of the Company's common stock which resulted in an addition to stockholders' equity approximating $1,903,000, including a pro rata portion of accreted premium, net of a pro rata portion of unamortized debt issue costs (see
Note 11).

    Warrants to purchase 1,300,000 shares of KFx common stock at $3.65 per share were issued in May 2000; see Note 3. The estimated fair value of the warrant was $2,158,000 and was determined using a Black-Scholes option-pricing model with an expected life of 5 years, expected volatility of 69%, a risk free interest rate of 6.2% and a dividend yield of zero.

    In connection with obtaining a $400,000 unsecured line of credit from a KFx director, Pegasus issued a warrant to purchase 350,000 shares of Pegasus common stock. The estimated fair value of the warrant was $213,500 and was determined using a Black-Scholes option-pricing model using an expected life of 3 years, expected volatility of 83%, a risk free interest rate of 6.4% and a dividend yield of zero.

    The Company issued 80,000 shares of its common stock in exchange for Pegasus Common Stock equivalent to an approximate 2.3% equity interest in Pegasus; see Note 2. Using the approximate market price of KFx Common Stock at the date of the exchange, the Company recorded this transaction at approximately $166,000.

Year Ended December 31, 1999

    The Company issued 527,000 shares of its common stock in exchange for an additional 15% interest in Pegasus. Using the approximate market price of KFx Common Stock at the date of the exchange, the Company recorded this transaction at approximately $763,000.


                                  KFX INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern Uncertainty

    The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses of approximately $15,177,000, $12,290,000 and $12,730,000 and negative cash flow from operations of approximately $6,738,000, $5,151,000 and $3,458,000 in 2001, 2000 and 1999, respectively, and had an accumulated deficit of $86,268,380 as of December 31, 2001. These factors coupled with the need for additional financing to meet current and ongoing obligations due within the next year raise substantial doubt about whether the Company can continue as a going concern.

    In order to mitigate this uncertainty, the Company intends to seek further capital through various means which may include the sale of a portion of its interest in Pegasus, additional sales of debt or equity securities, a business combination or other means and to further reduce expenditures as necessary. See Note 11 and Note 19 for a description of certain limitations on the Company's ability to obtain financing. In the event that the Company does not meet certain continued listing standards of the American Stock Exchange, the Company may be delisted, which would impair KFx's ability to sell additional shares, settle obligations with equity instruments and raise additional capital. Should the Company not be successful in achieving one or more of these actions, it is possible that the Company may not be able to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Nature of Operations

    The Company is engaged in developing and delivering various technology and service solutions to the electric power generation industry to facilitate the industry's compliance with air emission standards and transformation to intensive competition as the domestic power industry undergoes deregulation.

    Currently the Company has technology solutions that enhance the output of coal-fired electric utility boilers while simultaneously reducing the related environmental impacts. The patented K-Fuel(TM) Technology ("K-Fuel Technology") uses heat and pressure to physically and chemically transform high-moisture, low-energy value coal and other organic feedstocks into a low-moisture, high-energy solid clean fuel ("K-Fuel"). KFx plans to license K-Fuel Technology domestically and internationally to various parties that desire to construct and operate K-Fuel production facilities.

    In 1998, through the acquisition of a controlling interest in Pegasus, the Company added NeuSIGHT(R) ("NeuSIGHT") to its solutions. NeuSIGHT is the leading combustion optimization product for coal-fired electric utility boilers, which, in addition to improving boiler efficiency, reduces NOX emissions. NeuSIGHT is a neural network-based (i.e., artificial intelligence) software technology. Pegasus developed NeuSIGHT and continues to enhance NeuSIGHT, develop related products and market NeuSIGHT licenses and related implementation services.

    In 2001, Pegasus acquired certain assets and liabilities of the Power Optimization Division of Pavilion Technologies, Inc. ("Pavilion"), including the existing installed base, customer contact listing and exclusive rights to license Pavilion's software in the electric utility market. The primary Pavilion product is a neural network-based combustion optimization product that previously competed with NeuSIGHT in the electric utility market, but is considered complementary technology to NeuSIGHT.

Consolidation Policy

    The consolidated financial statements include the accounts of KFx Inc. ("KFx" or the "Company"), its wholly-owned subsidiary, KFx Wyoming, Inc. ("KFxW"), and its majority-owned subsidiaries, Pegasus Technologies, Inc. ("Pegasus"), KFx Technology, Inc. ("KFxT"), and Heartland Fuels Corporation ("HFC"). The Company's 51% interest in K-Fuel, L.L.C. ("K-Fuel, LLC"), is accounted for as an equity investment since the 49% partner, Kennecott Energy Company ("Kennecott Energy"), has certain participative rights; accordingly, the Company cannot control K-Fuel, LLC. Until its sale in May 2000, the Company's 5% interest in KFx Fuel Partners, L.P. ("KFP") was accounted for as an equity investment since the Company was a non-controlling investor in KFP.

Pegasus Software License and Services Revenue

    The Company recognizes revenue in accordance with the provisions of Statement of Position 97-2, "Software Revenue Recognition." The Company derives revenues from license fees, for the Company's NeuSIGHT and Perfecter software, and services, including installation, implementation, maintenance and training, under the terms of both fixed-price and time-and-materials contracts. Revenues are not recognized until persuasive evidence of an arrangement exists, either by way of a signed contract or signed purchase order.

    Where services are essential to the functionality of the delivered software, the license fee and services revenue is generally recognized using the percentage-of-completion method of accounting, as prescribed by SOP 81-1 "Accounting for Performance of Construction-Type and Certain Production-Type Contracts". The percentage of completion for each contract is determined based on the ratio of direct labor hours incurred to total estimated direct labor hours required to complete the contract. The Company may periodically encounter changes in costs, estimated costs and other factors that may lead to a change in the original estimated profitability of a fixed-price contract. In such circumstances, adjustments to cost and profitability estimates are made in the periods in which the underlying factors requiring such revisions become known. If such revisions indicate a loss on a contract, the entire loss is recorded at such time. Amounts billed in advance of services being performed are recorded as deferred revenue. Unbilled work-in-progress represents revenue earned but not yet billable under the terms of fixed price contracts and all such amounts are expected to be billed in accordance with performance milestones specified in the contract and collected within twelve months. Deferred job costs represent up-front hardware costs incurred that will be amortized to expense over the term of related revenue recognition.

    Services revenue provided under fixed-price contracts is generally recognized using the percentage-of-completion method of accounting described above. Revenue from other services provided pursuant to time-and-materials contracts is recognized as the services are performed. Annual maintenance revenue is recorded as deferred revenue and recognized ratably over the service period, which is generally twelve months.

K-Fuel Revenue

    The Company recognizes revenue from K-Fuel licenses when an agreement has been signed, all significant obligations have been satisfied, the fee is fixed or determinable and collectibility is reasonably assured. Fees from contract services are recognized as the services are performed. The Company recognizes revenue related to research and development contracts as the services are performed under a contract with a third party. This revenue is comprised of numerous contracts and these contracts are intermittently entered into with the third party.

Fair Value of Financial Instruments

    The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and the current portion of long-term obligations in the consolidated financial statements approximate fair value because of the short-term maturity of the instruments. The fair value of long-term obligations for long-term debt and the convertible debentures was estimated by discounting the related future cash flows using market interest rates and estimated market values. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of these long-term obligations approximates fair value.

Long-Lived Assets

    The Company evaluates long-lived assets based on estimated future undiscounted net cash flows whenever significant events or changes in circumstances occur which indicate the carrying amount may not be recoverable. If that evaluation indicates that an impairment has occurred, any loss is measured based on a comparison of discounted cash flows or fair values, whichever is more readily determinable, to the carrying value of the related asset.

    During the fourth quarter of 2001, management retained an independent appraisal firm to perform an analysis under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" of the Company's goodwill and other acquired intangibles as a result of the Company's acquisition of the Power Optimization Segment of Pavilion Technologies, Inc. The impairment analysis included a review of the Company's acquired intangibles, which consist of order backlog, customer lead list and maintenance contracts and were reviewed by analyzing the forecasted undiscounted cash flows from operations for the acquired entities on a pro forma stand-alone basis and were deemed to not be impaired. In addition, during the fourth quarter of 2001, management performed an impairment analysis on the Company's goodwill in Pegasus by analyzing the forecasted undiscounted cash flows from operations for the acquired entities on a pro forma stand-alone basis and the goodwill was deemed to not be impaired.

    During 2000, the Company recorded a $464,000 impairment provision to reduce certain equipment to estimated salvage value, which approximates the fair market value as estimated by a third party; the provision is included in the operating costs of the K-Fuel demonstration plant and laboratory. Although the Company expects to ultimately utilize this equipment in the construction of a plant to convert biomass materials to a fuel product, using Series "A" and Series "B" K-Fuel Technology, it has not yet been able to obtain financing for such a project and the prospects of obtaining such financing are not clear.

Property, Plant, and Equipment

    Property, plant, and equipment are recorded at cost. Expenditures that extend the useful lives of assets are capitalized. Repairs and maintenance that do not extend the useful lives of the assets are expensed as incurred. Depreciation expense is computed using the straight-line method over the following estimated useful lives:

           Plant, machinery and equipment..............    7-15 years
           Office furniture and equipment..............    3-5 years

Patents

    The costs of obtaining new patents are capitalized. The costs of defending and maintaining patents are expensed as incurred. Patents are amortized over the lives of the respective patents of 17 to 20 years for domestic patents and 5 to 20 years for foreign patents.

Intangibles

    For business combinations accounted for using the purchase method of accounting, acquired intangibles represent the amount of purchase price allocated to such intangible assets, such as order backlog, customer lead list and maintenance contracts at the date of each acquisition. Amortization of intangible assets is computed on a straight-line basis over their estimated useful lives, which range from 18 months to seven years. Accumulated amortization of intangibles was $164,916 at December 31, 2001.

Goodwill

    Goodwill represents the cost in excess of fair value of net assets acquired in business combinations accounted for by the purchase accounting method. For acquisitions prior to July 1, 2001, goodwill is amortized on a straight-line basis over the expected period of benefit, five years from acquisition date. For acquisitions completed after June 30, 2001, goodwill is not amortized and is subject to review for impairment. Accumulated amortization of goodwill was $2,260,547 and $1,580,834 at December 31, 2001 and 2000, respectively.

Deferred Financing Costs

    The Company capitalized issuance costs related to the convertible debentures. These costs are amortized over the life of the debentures using the straight-line method, the results of which are not materially different than using the effective interest method.

Research and Development Costs

    Research and development costs related to Pegasus software development are expensed as incurred. Such costs are required to be expensed until such time as technological feasibility of the product, process or improvement thereto is established, after which remaining costs can be capitalized until general availability of the product. The period of time between achieving technological feasibility and general availability has been relatively short. To date, software development costs qualifying for capitalization have been insignificant; accordingly, the Company has not capitalized any software development costs.

Stock Based Compensation

    The Company periodically grants qualified and non-qualified stock options to certain executive officers and other key employees, non-employee directors and certain consultants under three stock option plans as well as outside the plans. Stock options granted to employees are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), which generally provides that no compensation expense is recorded in connection with the granting of stock options if the options are granted at prices at least equal to the fair value of the common stock at date of grant. Stock options and other equity instruments granted to non-employees are accounted for in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123") and Emerging Issues Task Force Abstract No. 96-18, "Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services" ("EITF 96-18"). Accordingly, stock options granted to non-employees are measured using a Black-Scholes option-pricing model and are expensed over the expected service period.

Net Loss Per Common Share

    Basic net loss per common share is based on the weighted-average number of common shares actually outstanding during each respective year. The calculation of diluted net earnings per common share adds the weighted-average number of potential common shares outstanding to such number of weighted-average common shares actually outstanding, except for instances in which there is a net loss. The Company's potential common shares outstanding at December 31, 2001, are approximately 10,008,000 and are comprised of the conversion feature of the convertible debentures outstanding as described in Note 11, stock options outstanding as described in Note 15 and warrants to purchase the Company's common stock as described in Note 16. At December 31, 2000 and 1999 the potential common shares outstanding included potentially issuable shares comprised of the conversion feature of the convertible debentures, stock options and stock purchase warrants approximating 9,408,000 and 8,904,000, respectively, plus approximately 26 million common shares potentially issuable as a result of stock purchase warrants to take a control position in the Company held by Thermo Ecotek Corporation until May 2000 (see Note 6). All potential common shares outstanding have been excluded from diluted net loss per common share because the impact of such inclusion on a net loss would be anti-dilutive.

Cash and Cash Equivalents

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. There were no cash equivalents at December 31, 2001 and 2000. At December 31, 1999, cash equivalents included commercial paper and money market accounts of $93,384. Such amount was carried at amortized cost, which approximated fair market value. Certain agreements with the minority owners of Pegasus place restrictions on KFx's access to Pegasus' cash balances (see Note 2).

Concentrations of Credit Risk

    The Company's customers participate in various aspects of the electric power generation industry and consist principally of several large electrical utilities and Kennecott Energy. Financial instruments, which are potentially subject to concentrations of credit risk, consist principally of accounts receivable. The Company considers the credit worthiness of its clients in negotiating contract terms, which generally do not require collateral. During 2001, the following individual Pegasus customers accounted for greater than 10% each of consolidated revenues: Cinergy Corporation--39%, Ameren/Union Electric--11% and BITCO Enterprises (China)--10%. During 2000, the following individual Pegasus customers accounted for greater than 10% each of consolidated revenues: Ameren/Union Electric--30%, Dairyland Power Cooperative--18% and American Electric Power--12%. During 1999, two individual Pegasus customers accounted for greater than 10% each of consolidated revenues: Carolina Power & Light--19% and Houston Light & Power--11%. At December 31, 2001, three customers accounted for 10% or more each of consolidated receivables and unbilled revenues (22%, 19% and 16%). At December 31, 2000, three customers accounted for 10% or more each of consolidated receivables and unbilled revenues (25%, 14%, and 12%). In addition, approximately 20% of consolidated receivables at December 31, 2000 consist of an amount due to Pegasus in connection with certain litigation, pursuant to the indemnification provisions of a license agreement.

Estimates

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the periods presented. Significant estimates have been made by management with respect to the realizability of the Company's property, plant and equipment, patents, equity investments, and prepaid royalty. Actual results could differ from these estimates, making it possible that a change in these estimates could occur in the near term.

Comprehensive Income

    Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130") establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income includes all changes in equity during a period from non-owner sources. During each of the three years ended December 31, 2001, the Company has not had any transactions that are required to be reported as adjustments to determine comprehensive income.

Advertising

    The Company expenses advertising costs as incurred. Advertising expenses for the years ended December 31, 2001, 2000 and 1999 were $18,694, $43,622 and $39,934, respectively.

New Accounting Pronouncements

    In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 141, "Business Combinations" ("FAS 141"). FAS 141 requires that all purchase business combinations must be accounted for using the purchase method. Under this method, the purchase price of an acquired business is allocated to the individual tangible and intangible assets acquired and liabilities assumed based on the estimated fair values at the date of acquisition. If the purchase price exceeds the amounts assigned to assets acquired and liabilities assumed the excess is recognized as goodwill. Acquired intangible assets that do not meet certain criteria for recognition apart from goodwill are included in the amount initially recognized as goodwill. After initial recognition, goodwill and intangible assets acquired in the business combination must be accounted for under FAS 142. FAS 141 is effective for the Company for all business combinations initiated after June 30, 2001, including the acquisition of certain assets and liabilities of Pavilion, see Note 12.

    In July 2001, the FASB issued Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" ("FAS 142"). FAS 142 requires that after a company allocates the purchase price in accordance with FAS 141, the assets acquired, liabilities assumed and goodwill must be assigned to one or more reporting units based on certain criteria outlined in FAS 142. In addition, goodwill will no longer be amortized. FAS 142 is effective for the Company for any goodwill acquired in a business combination entered into after June 30, 2001, including the acquisition of certain assets of Pavilion, see Note 12. The remaining provisions of the Statement are effective beginning in the first six months of 2002. As of December 31, 2001, the net carrying value of the goodwill relating to KFx's acquisition of Pegasus was $1,138,017. The amortization expense relating to this goodwill was $679,713 in 2001. This goodwill will no longer be amortized.

    FAS 142 requires that goodwill be tested annually for impairment using a two-step process. The first step is to identify a potential impairment and, in transition, this step must be measured as of the beginning of the fiscal year. However, a company has six months from the date of adoption to complete the first step. The Company expects to complete that first step of the goodwill impairment test during the first quarter of 2002. The second step of the goodwill impairment test measures the amount of the impairment loss (measured as of the beginning of the year of adoption), if any, and must be completed by the end of the Company's fiscal year. Intangible assets deemed to have an indefinite life will be tested for impairment using a one-step process, which compares the fair value to the carrying amount of the asset as of the beginning of the fiscal year, and pursuant to the requirements of FAS 142 will be completed during the first six months of 2002. Any impairment loss resulting from the transitional impairment tests will be reflected as the cumulative effect of a change in accounting principle in the first six months of 2002. The Company anticipates that these impairment tests will not have a material impact upon the Company's financial position, results of operations or cash flows.

    On October 3, 2001, the FASB issued Statement of Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS 144"). FAS 144 supercedes FAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." FAS 144 applies to all long-lived assets (including discontinued operations) and consequently amends Accounting Principles Board Opinion No. 30, "Reporting Results of Operations - Reporting the Effects of Disposal of a Division of a Business" ("APB 30"). FAS 144 develops one accounting model for long-lived assets that are to be disposed of by sale. FAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, FAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. FAS 144 is effective for the Company's financial statements issued in fiscal 2002. The Company has not yet determined the impact of FAS 144 on the Company's financial position, results of operations or cash flows.

Reclassifications

    Certain reclassifications have been made to the 2000 and 1999 financial statements to conform to the current year presentation.


NOTE 2. PEGASUS TECHNOLOGIES, INC.

    On March 23, 1998, the Company acquired a 60 percent interest in Pegasus, an Ohio limited liability company that develops and markets computer software products intended to optimize combustion and provide related benefits in coal-fired electric utility power plants. The purchase price totaled $2,574,000 and consisted of a cash payment of $1,100,000, $600,000 in four-year promissory notes, the agreement to provide an immediate capital contribution of $500,000 and certain costs related to the acquisition including the value assigned to options granted to purchase the Company's common stock. The promissory notes bear interest at 5% and required annual principal payments of $150,000 each anniversary date. These promissory notes were fully paid in April 2002. Non-qualified stock options to purchase 75,000 shares of KFx common stock were issued to certain Pegasus principals in conjunction with the acquisition. The estimated fair value of the options was $144,750 and was determined using a Black-Scholes option-pricing model with an expected life of 7 years, expected volatility of 51% and a risk free interest rate of 5.7%. In addition 100,000 fully vested non-qualified stock options to purchase KFx common stock were issued to a consultant who provided certain acquisition services. The estimated fair value of the options was $109,000 and was determined using a Black-Scholes option-pricing model with an expected life of 3 years, expected volatility of 57% and a risk free interest rate of 5.6%. In addition, the Company agreed to provide Pegasus $1,400,000 in working capital guarantees secured through lines of credit or other financing sources mutually acceptable to the Company and Pegasus.

    Approximately $2,436,000 of the total purchase price was allocated to goodwill, since the fair value of the underlying net assets of Pegasus at date of acquisition was negative and there were no significant identifiable intangible assets or research and development in process. Goodwill is being amortized over five years and amortization expense totaled $679,713, $646,519 and $531,515 in 2001, 2000 and 1999, respectively. FAS 142 requires that, after December 31, 2001, goodwill will no longer be amortized, but instead must be tested annually for impairment. The results of operations of Pegasus for the years ended December 31, 2001, 2000 and 1999 are included in the consolidated financial statements of the Company. At December 31, 1998, Pegasus was owned 60% by KFx, 25% by Pegasus management and 15% by Computer Associates International, the licensor of neural network software to Pegasus.

    During August 1999, the Company issued 527,000 shares of its common stock to Computer Associates International in exchange for an additional 15% interest in Pegasus. This transaction was recorded based on the average price of KFx common stock shortly before the transaction was completed, which approximated $1.45 per share. Accordingly, the additional investment in Pegasus was recorded at approximately $763,000, all of which has been allocated to goodwill. At December 31, 1999, Pegasus was owned 75% by KFx and 25% by Pegasus management.

    On November 30, 2000, the Company issued 80,000 shares of KFx common stock to a former Pegasus employee in connection with his resignation, in exchange for approximately 423,000 shares of common stock of Pegasus (approximately 2.3% of the equity of Pegasus on an as converted basis). This transaction was recorded based on the average price of KFx common stock shortly before the transaction was completed, which approximated $2.075 per share. Accordingly, the additional investment in Pegasus was recorded at $166,000, all of which has been allocated to goodwill.

    On March 3, 2000, KFx and Pegasus closed a transaction with Kennecott Energy resulting in (a) the sale of 4% of the common stock of Pegasus held by KFx ("Pegasus Common Stock") to Kennecott Energy for $1,000,000; (b) the issuance by Pegasus of a newly authorized 6% cumulative convertible preferred stock ("Pegasus Preferred Stock") to Kennecott Energy, which is equivalent to an additional 2% interest in Pegasus on an as converted basis in exchange for $500,000; (c) the joint development by KFx, Pegasus and Kennecott Energy of a work plan for enhancements to NeuSIGHT, new product development and the completion of other tasks designed to improve the performance of Pegasus and trigger additional purchases of Pegasus Preferred Stock by Kennecott Energy at its discretion of up to $3,500,000, for an additional interest in Pegasus up to 14%, on an as converted basis, by December 31, 2004 or earlier; and (d) the conversion of secured debt owed by Pegasus to KFx, totaling $3,630,000, into Pegasus Preferred Stock, at the same price as provided to Kennecott Energy. Kennecott had the right to sell the Pegasus Common Stock back to KFx at a price equal to the greater of $1,000,000 or fair market value; such right was not exercised and expired on March 3, 2001.

    During 2001, KFx closed transactions with various parties pursuant to which KFx sold all of its preferred stock investment in Pegasus for $2,722,330, which represents an approximate 16% interest in Pegasus on an as converted basis. Included in these sales of Pegasus preferred stock were sales to Evergreen Resources, Inc. ("Evergreen"), whose Chairman is a director of KFx, for $1,500,000, two directors of KFx and KFx's Chairman, Theodore Venners, for $300,000, and a related party of KFx's Chairman for $100,000. These sales to related parties represent an as converted interest in Pegasus of approximately 11.2%.

    KFx is obligated to repurchase this preferred stock, or any other security issued with respect to this preferred stock, at a premium of 33% over the original purchase price, plus interest at an annual rate of 6% on the accreted repurchase price, at dates varying from January 31, 2002 to November 20, 2002, or earlier upon the occurrence of certain events, such as a change in control. In certain circumstances, the parties can individually elect to exchange their interest in Pegasus, with an aggregate maturity value of $3,847,562, for common stock of KFx at $3.65 per share, subject to certain adjustments, including a reduction to the then current market value upon the conversion or redemption of the Company's 6% Convertible Debentures due July 31, 2002 ("Debentures"). In addition, the parties were provided with warrants, expiring five years after their issue, to purchase an aggregate amount of 1,814,887 shares of KFx common stock at an exercise price of $3.65 per share, subject to certain adjustments including a reduction to a weighted-average price of $2.52 per share upon the conversion or redemption of the Company's Debentures. The terms of these agreements are substantially the same except that Evergreen can elect to defer the repurchase date to January 31, 2003, in which case it will receive the right to purchase from KFx an additional interest in Pegasus on similar terms, excluding additional warrants to purchase KFx common stock.

    Based on the terms and characteristics of the preferred stock sales as discussed above, the instruments have been classified as debt in the December 31, 2001 balance sheet. Accordingly, the Company estimated the fair value of the related warrants and recorded an aggregate debt discount of $1,179,037. The Company calculated the debt discount amount based upon an allocation of the initial sales proceeds to the relative fair value of the debt and warrants in accordance with Accounting Principles Board Opinion No. 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants" ("APB 14"). The estimated fair value of the warrants was determined using a Black-Scholes option-pricing model using an expected life of 5 years, expected volatility ranging from 73% to 76%, a risk free interest rate ranging from 4.1% to 5.0%, and an expected dividend yield of zero. In addition, the difference between the effective conversion price of the preferred stock and the fair value of KFx's common stock on the respective dates of the transactions resulted in a beneficial conversion feature in an aggregate amount of $1,351,217, which was calculated in accordance with EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" and EITF 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments." The un-amortized portion of the beneficial conversion feature is reflected as additional debt discount in the balance sheet at December 31, 2001. During 2001, the Company recorded $1,592,816 in interest expense related to the amortization of the debt discount associated with the warrants and beneficial conversion feature, and recorded $723,897 of interest expense related to the accretion of these instruments to their respective redemption values.

    As of April 12, 2002, preferred stock with a total redemption value of approximately $2,865,000 is past due. The Company is currently in the process of renegotiating the repurchase dates for these shares of preferred stock; however, in the event that the Company is unable to repay the redemption value for cash, the instruments are convertible into KFx common stock.

    Pursuant to various agreements including the agreement with Kennecott Energy for additional investments in Pegasus entered into in March of 2000, Pegasus' capital structure at December 31, 2001 is summarized as follows:

                                                          Authorized      Outstanding
      Class of Stock ($.001 per share par value)            Shares           Shares        Par Value
      ------------------------------------------          ----------      -----------      ---------
      Common stock                                        30,000,000       14,106,000      $14,106
      Series B preferred, 6% cumulative convertible        3,742,797        2,645,494        2,645
      Series C preferred, 6% cumulative convertible        2,798,161        2,798,161        2,798

    At December 31, 2001, KFx held approximately 10,254,000 shares of Pegasus common stock and Kennecott Energy held approximately 749,000 shares of the Pegasus common stock and all of the Series B preferred stock. Private investors held all of the Series C preferred stock. Series B and Series C preferred stock have substantially similar rights which include
(a) voting rights on an as converted basis; (b) rights to cumulative dividends at 6%, when and as if declared by the board of directors of Pegasus; and (c) a liquidation preference at December 31, 2001 equal to approximately $1.20 per share plus cumulative dividends. As of December 31, 2001, no dividends have been declared on the preferred stock. At December 31, 2001 cumulative, but undeclared dividends approximated $616,000, of which approximately $217,000 related to the Series B preferred stock held by Kennecott Energy. Under the terms of a stockholder and voting agreement among the stockholders of Pegasus and certain other agreements executed in connection with Kennecott Energy's March 2000 investment in Pegasus, the approval of a majority of the Pegasus Directors, including at least one Director not affiliated with the Company's management, must be obtained in order for Pegasus to (a) repurchase its common stock (except for buybacks from directors or employees), Series B preferred stock or Series C preferred stock, (b) declare or pay dividends on or any distribution on account of the common stock, (c) merge, consolidate or sell or assign all or substantially all of its assets unless its shareholders would own a majority of the surviving entity, (d) amend or waive any provision of its Certificate of Incorporation or Bylaws to create a new series of preferred stock senior to or in parity with the Series B or Series C preferred stock, or increase or decrease its authorized preferred stock, (e) amend the Articles of Incorporation to change the rights, preferences, privileges or limitations on the common stock, Series B or Series C preferred stock, (f) change the authorized size of the Board of Directors to more or less than five members, (g) increase the level of financing above certain levels, (h) increase the number of shares available for stock options or other equity compensation awards beyond the 2.5 million shares contained in the Pegasus 1999 Stock Incentive Plan, whether under an existing or new option or incentive plan, (i) issue any shares of Series A preferred stock; or (j) dissolve, liquidate or wind up Pegasus. In addition, sales of any stock held by a stockholder are subject to first rights of refusal and certain other restrictions.

    At December 31, 2001, as a result of the additional investments of Kennecott Energy in Pegasus Series B preferred stock and KFx's sale of it Series C preferred stock, the ownership, on an as converted basis, of Pegasus is approximately as follows: KFx--51%, Pegasus management--16%, Kennecott Energy--17%, Evergreen Resources, Inc--9% and other private investors--7%.


NOTE 3. PROPERTY, PLANT, AND EQUIPMENT

    Property, plant, and equipment consisted of the following:

                                                   December 31
                                               2001              2000
                                               ----              ----
    Demonstration plant ................   $ 10,854,375    $ 10,854,375
    Office, computer equipment and other      1,088,598         970,014
                                           ------------    ------------
    Total ..............................     11,942,973      11,824,389
    Less accumulated depreciation ......    (11,633,463)    (10,463,959)
                                           ------------    ------------
    Net book value .....................   $    309,510    $  1,360,430
                                            ============    ============

    Depreciation expense was $1,171,442, $1,105,632 and $1,096,481 in 2001,
2000 and 1999, respectively.


NOTE 4. PATENTS

    Patents consisted of the following:

                                                   December 31
                                              2001              2000
                                              ----              ----
    Series "A" and "B" patents ..........   $    79,253    $   218,314
    Series "C" patents ..................     1,560,909      1,485,298
    Domestic and foreign patents--pending       637,741        626,567
    Other ...............................          --           90,000
                                            -----------    -----------
    Total ...............................     2,277,903      2,420,179
    Less accumulated amortization .......      (565,808)      (468,612)
                                            -----------    -----------
                                            $ 1,712,095    $ 1,951,567
                                            ===========    ===========

    Patents amortization expense, including abandoned patents, was $342,382, $628,113 and $631,544 in 2001, 2000 and 1999, respectively.

    Although the Series "A" and "B" patents are near their expiration dates, they provide a basis for the Series "C" patents. Each new series of patents typically contains certain elements of the previous series of patents, essentially extending the life of the existing technology. Therefore, each series of patents held by the Company contains separate technology and also serves to protect each other series of patents held by the Company.


NOTE 5. INVESTMENT IN K-FUEL, L.L.C.

    In April 1996, the Company and a wholly-owned subsidiary of Kennecott Energy formed K-Fuel, LLC. Pursuant to the Limited Liability Company Agreement (the "Agreement"), K-Fuel, LLC is intended to be the vehicle for further technical advancement and the commercialization of business opportunities arising out of the K-Fuel Technology, including research and development, sublicensing, marketing and consulting, but not including any actual construction of plants or facilities to produce K-Fuel products on a commercial basis ("Commercial Projects"). Any Commercial Projects will be constructed by separate entities in which Kennecott Energy, the Company or both may have an equity interest and which will receive a sublicense from K-Fuel, LLC for the K-Fuel Technology.

    Initially, the Company has a 51% interest in K-Fuel, LLC and Kennecott Energy has a 49% interest, except to the extent of certain research and development and amortization expenses, which per the Agreement are allocated 100% to Kennecott Energy. At the time that Kennecott Energy places into service Commercial Projects with a collective design capacity equal to or in excess of 3 million tons of K-Fuel product per annum, Kennecott Energy will obtain a 51% interest in K-Fuel, LLC and the Company's interest will be reduced to 49%. In connection with an amendment to the Agreement executed in June 1999, Kennecott Energy paid to KFx a $1,000,000 K-Fuel license fee, which was recorded as license fee revenue on the statement of operations, and an additional $1,000,000 that, in accordance with the amendment, was invested in K-Fuel, LLC to fund future development activities associated with the next phase of K-Fuel commercialization. The additional $1,000,000 was recorded as an addition to investment in K-Fuel, LLC and deferred income. As such funds are expended by K-Fuel, LLC, the Company records a reduction to its investment in K-Fuel, LLC and deferred income. Approximately $347,000 and $501,000 of deferred income was amortized during 2001 and 2000, respectively. The Company has no future obligation relating to the license fee paid by Kennecott Energy or the construction of a K-Fuel plant.

    In connection with the Agreement, the Company granted K-Fuel, LLC an exclusive, worldwide, fully-paid, royalty-free right and license (including the right to grant sublicenses) to and under the K-Fuel Technology, except to the extent that it pertains to the beneficiation or restructuring of coal or coal-related feedstocks covered under the HFC License (as defined below) (the "KFx License"). In addition, Heartland Fuels Corporation, an 85 percent owned subsidiary of the Company, granted K-Fuel, LLC an exclusive, worldwide, fully-paid, royalty-free right and license (including the right to grant sublicenses) to and under the Series "A" and Series "B" K-Fuel Technology, as it pertains to the beneficiation or restructuring of coal or coal-related feedstocks (the "HFC License"). Both the KFx License and the HFC License specify minimum terms and provisions for any sublicenses granted by K-Fuel, LLC to third parties.

    K-Fuel, LLC incurred research and development costs totaling approximately $347,000, $482,000 and $23,000 in 2001, 2000 and 1999,
respectively, and an additional $3,000, $4,000 and $3,000 for certain administrative, marketing and project development activities in the United States and Indonesia for the same periods. The Company made no contribution to K-Fuel, LLC during 2001 or 2000. The Company contributed $1,000,000 to K-Fuel, LLC in 1999 for certain administrative, marketing and project development activities in the United States and Indonesia. As of December 31, 2001, K-Fuel, LLC was not committed to fund or construct any Commercial Projects.

    The Company recognized income of $3,944, $4,242 and $11,618 for its equity share of the marketing, general and administrative expenses and interest income of K-Fuel, LLC for 2001, 2000 and 1999, respectively. The Company's investment in K-Fuel, LLC at December 31, 2001 was approximately $351,000, which approximates the Company's 51% share of the equity of K-Fuel, LLC.


NOTE 6. THERMO ECOTEK CORPORATION AND KFx FUEL PARTNERS, L.P.

    In 1995, the Company and Thermo Ecotek Corporation ("TCK") entered into a stock purchase agreement (the "Stock Purchase Agreement") whereby TCK acquired 1,500,000 shares of the Company's common stock for $3 million, and the right to purchase up to an additional 2,750,000 shares of the Company's common stock at the same price per share. In December 1995, TCK purchased an additional 1,500,000 shares for $3.0 million. Additionally, TCK purchased the remaining 1,250,000 shares of common stock in January 1997 for $2.5 million, increasing its ownership in the Company to approximately 18 percent. As a part of this transaction, TCK was also granted stock purchase warrants giving it the right to purchase a control position in KFx's common stock. In connection with these transactions in 1995, the Company acquired a 5 percent general and limited partnership interest in KFP. TCK, the operating partner, held the remaining 95 percent general and limited partnership interest in KFP. In 1995, KFP began construction of a 500,000 tons-per-year K-Fuel production facility near Gillette, Wyoming, which was completed in 1998 at a total construction cost approximating $66.5 million. TCK began reporting operating results from the KFP Facility in April 1998. Although the KFP Facility operated and produced commercially salable product, TCK encountered difficulties in achieving optimal and sustained operations. On May 24, 1999, TCK announced its decision to hold for sale its investment in the KFP Facility. In June 1999, TCK suspended operations at the KFP Facility. The Company's share of the losses of KFP was $452,364 for 1999. The Company also performed $197,273 of technical services for KFP in 1999. Amounts earned for the performance of technical services are included in contract revenues in 1999.

    On April 12, 2000, the Company executed agreements with various parties that initiated the redevelopment of the KFP Facility. Pursuant to the agreements (a) a subsidiary of Black Hills Corporation (BKH) purchased the KFP Facility and received 2 million shares of KFx common stock previously held by TCK in exchange for the assumption of the reclamation liability associated with the KFP Facility, (b) BKH was given the right to one seat on KFx's board of directors (which to date it has declined to exercise),
(c) KFx granted BKH a fully-exercisable warrant, which expires April 30, 2005, to purchase 1.3 million shares of KFx common stock at $3.65 per share, subject to certain adjustments, (d) KFx relinquished its 5% interest in KFP to TCK and provide certain releases to TCK in exchange for cash proceeds approximating $1.5 million and laboratory equipment with a $144,000 carrying value, which approximated its fair market value, and (e) TCK sold the remaining 2.25 million common shares of KFx it owned to private investors and canceled the warrants it held to purchase a control position in KFx's common stock.

    The carrying value of the Company's investment in KFP was written down effective December 31, 1999 by $1.8 million, to the $1.5 million estimated cash proceeds to KFx from these transactions. In addition, the estimated fair value of the warrants issued to BKH of approximately $2.2 million was determined using the Black-Scholes option-pricing model and was charged to expense in 1999. These amounts were recorded as non-operating impairment losses in the statement of operations in 1999.


NOTE 7. CHARCO REDONDO, L.L.C.

    In December 1997, the Company purchased a 12.6% interest in Charco Redondo, LLC, a Texas limited liability company, ("Charco") for $540,000, which was funded during 1998. The Company made additional investments approximating $89,000 pursuant to cash calls made by Charco through December 31, 1998. During 1998, Charco successfully completed a pilot tertiary oil recovery project. The Company and Charco have undertaken efforts to obtain approximately $7 million of outside financing to further develop the Charco Redondo Lease. The Company has no obligations to provide any funding for the development of the Charco Redondo Lease. Although the Company believes the Charco Redondo Lease has significant potential, based on (a) the need for the Company to focus its efforts and limited financial resources on its K-Fuel and Pegasus business segments and (b) the inability to obtain the necessary outside financing to date, the Company recorded an impairment write-off for its investment in Charco Redondo as of December 31, 2000, in the amount of $629,000, which is included in non-operating losses in the statement of operations.


NOTE 8. PREPAID ROYALTY

    In 1996, the Company entered into a royalty amendment agreement with Edward Koppelman, the inventor of the K-Fuel Technology. As a result of the agreement, Mr. Koppelman is entitled to a royalty of 25 percent of the Company's future worldwide royalty and license fee revenue. The royalty to Mr. Koppelman will cease when the cumulative payments to him reach the sum of approximately $75,222,000. Mr. Koppelman is now deceased and his estate holds all royalty rights.

    As consideration for the royalty amendment agreement, the Company paid Mr. Koppelman $300,000 in cash and issued a promissory note for $200,000, which was paid in full in 1997. The $500,000 prepaid royalty represents an advance payment on future royalty obligations, has no specified expiration date and is solely dependent upon the issuance of licenses. The prepaid royalty is being amortized as licenses to K-Fuel Technology are sold. Through December 31, 2001, the Company has recognized $2,000 of expense relating to the prepaid royalty.


NOTE 9. NOTES PAYABLE TO DIRECTORS

KFx

    During 2000, the Company borrowed a total of $650,000 consisting of (a) a $100,000 note payable to the Chairman, due on demand and bearing interest at the prime rate plus 2% (11.5 % at December 31, 2000) and (b) a $550,000 note payable to another director, bearing interest at 11.5%, due April 30, 2001 and personally guaranteed by the Company's Chairman. The Company repaid $400,000 of the notes during 2000 and repaid the remaining $250,000 during 2001.

Pegasus

    During 2001, Pegasus borrowed $300,000 under an unsecured note payable to the Company's Chairman and CEO bearing interest at prime plus 2%, due on demand. The terms of the agreement include a warrant to purchase 285,000 shares of common stock of Pegasus at an exercise price of $1.07 a share. The Company estimated the fair value of the warrant and recorded $102,348 as debt discount, which was immediately amortized to interest expense on the issuance date. The Company calculated the debt discount amount based upon an allocation of the proceeds to the relative fair value of the debt and warrants in accordance with Accounting Principles Board Opinion No. 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants" ("APB 14"). The estimated fair value of the warrants was determined using a Black-Scholes option-pricing model using an expected life of 3 years, expected volatility of 73%, a risk free interest rate of 4.65%, and a dividend yield of zero. At December 31, 2001, the unpaid balance of this note was $150,000 and the warrant was outstanding and fully exercisable.

    During 2000, Pegasus borrowed $900,000 under three unsecured notes from a KFx director and one of his affiliates. Under a $400,000 note, which bears interest at the prime rate plus 2% (11.5% at December 31, 2000) and was initially due January 21, 2001 (subsequently amended to be due on demand), a fully exercisable warrant was also issued to purchase 350,000 shares of common stock of Pegasus at an exercise price of $1.07 per share. The Company estimated the fair value of the warrant and recorded $213,500 as debt discount, which was amortized to interest expense over the initial six-month term of the note. The Company calculated the debt discount amount based upon an allocation of the proceeds to the relative fair value of the debt and warrants in accordance with APB 14. The estimated fair value was determined using a Black-Scholes option-pricing model with an expected life of 3 years, expected volatility of 83%, a risk free interest rate of 6.4% and a dividend yield of zero. The warrant expires in July 2003. At December 31, 2001, the warrant was outstanding and fully exercisable. An additional $200,000 was borrowed under a separate note issued to this director, which bears interest at the prime rate plus 2% (11.5 % at December 31, 2000), is due on demand, and is personally guaranteed by KFx's Chairman. At December 31, 2001, the unpaid balance of the three unsecured notes was $300,000. An additional $300,000 was borrowed and repaid during 2000 under a separate unsecured note.


NOTE 10. LONG-TERM DEBT

    Long-term debt consisted of the following:

                                                                                                             December 31
                                                                                                        2001               2000
                                                                                                        ----               ----
Pavilion purchase obligation, imputed interest at 14 percent, due on
March 28, 2002 ...........................................................................         $ 4,804,179          $      --
Convertible note to Cinergy, interest at 7 percent (includes debt
discount of $542,995) ....................................................................           2,957,005                 --
Unsecured promissory note to the State of Wyoming ........................................                --                475,000
Unsecured promissory note, interest at 8.0 percent, due on demand ........................             245,000              245,000
Unsecured promissory note, interest at 6.0 percent, payable in $10,000 quarterly installments beginning March 2002 with the balance
due December 2004 ........................................................................             170,000              170,000
Unsecured promissory note, interest at 5.0 percent due with principal payments in four annual payments approximating $150,000 each
beginning March 1999 .....................................................................             161,150              314,626
                                                                                                   -----------          -----------
Total ....................................................................................           8,337,334            1,204,626
Less current maturities ..................................................................          (5,250,329)            (873,476)
                                                                                                   -----------          -----------
Long-term portion.......................................................                           $ 3,087,005          $   331,150
                                                                                                   ===========          ===========

    In February 1994, the Company entered into a promissory note ("Note") with the State of Wyoming ("Wyoming") in the amount of $500,000, which was due March 1, 2001. The note bore interest at 6.5% per annum. The Company initiated discussions with Wyoming in advance of the maturity date and paid the interest due under the Note on April 10, 2001. In exchange for current interest payments, Wyoming had granted the Company an extension to August 1, 2001. Substantially identical circumstances arose relative to a promissory note ("Chairman's Note") for $819,000 due to Wyoming held by KFx's Chairman and one of his affiliates. The Company agreed in 1994 to indemnify its Chairman and his affiliate for any payments due under such note; however, in April 2001 and April 2000, the Chairman waived his right to the indemnity; accordingly, the Company had no obligation to repay the Chairman's Note. On July 20, 2001, the Company made the final payment to Wyoming in the amount of $1,161,583 for the $399,439 of principal and interest outstanding on the Note and repaid the entire amount outstanding on the Chairman's Note in the amount of $762,144. At the time of the final payment, which fulfilled all obligations to Wyoming under the Note and the Chairman's Note, Wyoming returned its 12% interest in the K-Fuel process to the Company. The final payment to satisfy the Chairman's Note was expensed to marketing, general and administrative expense in 2001.

    On July 25, 2001, Cinergy Corp. ("Cinergy") advanced $3.5 million to Pegasus against the existing contract between Pegasus and Cinergy, which was signed on May 1, 2001. The advance bears interest at 7% per annum, payable monthly. Cinergy may elect to apply future Pegasus invoices against the advance or may choose to convert the balance of the advance into KFx common stock, at a price of $3.65 per share, or into Pegasus common stock, at a price of $2.10 per share, subject to certain adjustments. The note is also putable by Cinergy upon (i) a change in control of KFx or Pegasus,
(ii) the sale of substantially all of Pegasus' or KFx's assets, (iii) the completion of third party financing for Pegasus of $12.5 million or for Pegasus and KFx combined of $30 million, or (iv) termination for cause as set forth in the original contract. Cinergy also received a warrant, expiring three years after the date of issue, exercisable for 200,000 shares of KFx common stock, at $3.65 per share. The exercise price of the warrant resets to $2.75 per share upon conversion, maturity or redemption of all of the Company's 6% convertible debentures due July 31, 2002. The Company estimated the fair value of the warrant and recorded a debt discount of $391,522, which is being amortized to interest expense over the estimated three-year term of the note. The Company calculated the debt discount amount based upon an allocation of the proceeds to the relative fair value of the debt and warrants in accordance with APB 14. The estimated fair value of the warrant was determined using a Black-Scholes option-pricing model with an expected life of 3 years, expected volatility of 86%, a risk free interest rate of 4.3% and a dividend yield of zero. At December 31, 2001, the original balance of this note was outstanding and the warrant was outstanding and fully exercisable.

    In addition, the difference between the effective conversion price of the note into KFx common stock and the fair value of KFx's common stock on date of issuance of the note resulted in a beneficial conversion feature in an amount of $247,687, which was calculated in accordance with EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" and EITF 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments." The un-amortized portion of the beneficial conversion feature is reflected as additional debt discount in the balance sheet at December 31, 2001. During 2001, the Company recorded approximately $92,000 in interest expense related to the amortization of the debt discount associated with the warrant and beneficial conversion feature.

    In relation to the above transaction the Company authorized the granting of a warrant for professional services rendered to purchase 68,507 shares of the Company's common stock at an exercise price of $3.00 per share. The estimated fair value of the warrant of approximately $127,000 was recorded as debt issue costs and is being amortized over the expected term of the related note. The fair value of the warrant was determined using a Black-Scholes option-pricing model using an expected life of 5 years, expected volatility of 76%, a risk free interest rate of 4.04%, and a dividend yield of zero. The warrant expires 5 years from the date of grant.

      Scheduled maturities of long-term debt at December 31, 2001 are approximately as follows: $5,250,329 in 2002, $40,000 in 2003 and $3,590,000 in 2004.


NOTE 11. CONVERTIBLE DEBENTURES

    On July 31, 1997, the Company completed a private placement of unsecured convertible debentures (the "Debentures") totaling $17.0 million. The Debentures were offered, sold and delivered only to non-United States persons outside of the United States pursuant to Regulation S of the Securities Act of 1933, as amended. The Debentures mature in July 2002 at 112% of principal amount, and have an annual interest rate of 6.0 percent, payable semi-annually on January 31 and July 31. The Debentures became convertible into shares of the Company's common stock at a conversion price of $3.75 per share, beginning on October 30, 1997. On November 1, 1999, the conversion price changed to $3.65 per share in accordance with provisions of the Debentures. On December 3, 2001, the Company sold common stock for $3.00 per share to a private investor, which reduced the conversion price to $3.00 per share in accordance with provisions of the Debentures. Subsequent to year end, the Company sold common stock for $2.50 per share (see Note 20), which reduced the conversion price to $2.50 per share in accordance with provisions of the Debentures. The Debentures are callable by the Company at 130% of principal amount. The Debentures contain covenants limiting the Company's ability to incur secured and unsecured debt, to sell assets or enter into merger agreements and make investment. The Debentures also prohibit the Company from declaring or paying any dividend on its capital stock (other than stock dividends) while there are still Debentures outstanding, without the consent of all holders of the outstanding Debentures. In addition, the Debentures contain provisions that would reduce the Debenture conversion price from $2.50 per share, if the Company sells or issues any equity instrument of KFx at a price below $2.50 per share. No reset of the conversion price occurred prior to the transaction on December 3, 2001, since all equity instruments sold, issued or granted by the Company between July 31, 1997 and December 3, 2001 were either at or above the conversion price of $3.65 per share stated in the Debenture agreement. Management believes that the Company has complied with the Debentures' covenants. In connection with the sale of the Debentures, the Company issued warrants to purchase 453,333 shares of common stock to the placement agents (see Note 16). In connection with the placement of the Debentures, the Company incurred costs totaling $2,435,565, which were recorded as debt issue costs and are being amortized over the life of the Debentures. Related amortization expense was $412,000, $448,000 and $492,000 in 2001, 2000 and 1999, respectively.

    As a result of the reduction of the conversion price, the difference between the new conversion price and the fair value of the Company's common stock on the original issuance date of the debenture resulted in a beneficial conversion feature of $2,283,000, calculated in accordance with EITF 98-5 and EITF 00-27. The beneficial conversion feature is reflected as debt discount on the balance sheet and is being amortized over the remaining life of the debentures. During 2001, the Company recorded $1,183,000 in interest expense related to the amortization of the debt discount.

    The sale of common stock subsequent to year-end for $2.50 per share resulted in an additional beneficial conversion feature of approximately $802,000, which was calculated in accordance with EITF 98-5 and EITF 00-27. The Company will record this amount as additional debt discount in the first quarter of 2002 to be amortized to interest expense over the remaining term of the Debentures.

    At June 30, 2000, the Company recorded a charge of $1,000,000 related to previously unrecorded accretion of the 12% premium on its Debentures, of which approximately $845,000 related to amounts that should have been recognized from July 1997 through December 1999. The impact of this accrual on each of the quarters and years since the Debentures were issued in July 1997 was not material. Additional premium accretion approximating $362,000 was recorded in subsequent quarters of 2000. Premium accretion expense for 2001 was approximately $340,000. Due to conversions that have occurred and may occur prior to the maturity date of the Debentures, the remaining premium accretion expense during 2002 will be no greater than $105,000.

    During 2001, holders of Debentures with a face value of $1,400,000 and $6,200,000 exercised their right to convert their Debentures into common stock of the Company at a conversion price of $3.65 and $3.00 per share, respectively. Accordingly, 2,450,224 shares of common stock were issued, and $10,546,485, including a pro rata portion of accreted maturity premium, net of a pro rata portion of deferred debt issue costs, was credited to common stock and additional paid in capital.


NOTE 12. PURCHASE OF POWER OPTIMIZATION SEGMENT OF PAVILION TECHNOLOGIES, INC.

    Pursuant to an Asset Purchase and License Agreement (the "Purchase Agreement") between Pavilion, Pegasus and KFx, dated July 31, 2001, certain assets and liabilities relating to the Pavilion Power Optimization Division were acquired by Pegasus. These purchased assets and acquired liabilities were primarily accounts receivable, unbilled revenue, deposits, customer list, exclusive rights to license Pavilion's software, other intangibles and deferred revenue. Pavilion has retained certain liabilities of the Power Optimization Division, including but not limited to Pavilion indemnifying Pegasus regarding the intellectual property of Pavilion's software being licensed. The Purchase Agreement initially provided for a base price of $9,500,000 in cash, payable to Pavilion in installments through July 31, 2003, adjusted for the net of assets and liabilities assumed. Additionally, Pegasus was to initially pay Pavilion royalties of up to $5,500,000 between August 1, 2001 and October 31, 2005, based on Pavilion and Pegasus software licenses sold by Pegasus. During 2001, Pegasus made payments to Pavilion totaling $2,447,740 against the base purchase price. KFx guarantees the duties and obligations of Pegasus under the Purchase Agreement. On March 28, 2002, the Purchase Agreement between Pavilion, Pegasus and KFx was amended to decrease the remaining base cash payment to $7.5 million, from $9.5 million, subject to certain adjustments for the value of assets and liabilities acquired transaction costs. This reduction resulted in a net purchase price adjustment, based upon the present value of the payments, of $1,500,297, which was recorded as a reduction of goodwill as of December 31, 2001. The amendment also increased the future royalty payments on licenses sold to a total of $9 million with no expiration date on the royalty payment period. Future royalty payments are considered contingent purchase price and will result in additions to goodwill as the royalties become due. Per the terms of this amendment, Pegasus paid Pavilion $4.35 million on March 28, 2002 as the final purchase price payment for the acquisition.

    This acquisition expands the software product offerings, customer installed base, and technical expertise as well as effectively dismissing the Pavilion Lawsuit, which allows management to concentrate on the growth of Pegasus. The acquisition has been accounted for by the purchase method and the results of operations are included in the Company's financial statements beginning in the third quarter of 2001. The assets acquired and liabilities assumed were recorded at estimated fair values. The allocation of the purchase price to net assets acquired, liabilities assumed and intangible assets based on an independent valuation of those assets follows:

         (in thousands):

         Purchase price                                          $    7,120
         Fair value of identifiable intangible assets acquired        1,426
         Deferred revenue                                              (269)
                                                                 -----------
         Excess cost over net assets acquired                         5,963
         Acquisition costs                                              269
                                                                 -----------
         Goodwill                                                $    6,232
                                                                 ===========

    The intangible assets acquired consist of order backlog, customer lead list and maintenance contracts which have estimated useful lives of 18 months, 18 months and seven years, respectively. Goodwill recognized as a result of the transaction is attributable to Pegasus and all activity relating to the goodwill was assigned to the Pegasus segment.

    The unaudited pro forma results of operations for 2001 and 2000 are prepared assuming the consummation of the purchase as of the beginning of the period presented. The pro forma results include estimates and assumptions, which the Company's management believes are reasonable. However, the pro forma results do not include any cost savings, revenue enhancements or other effects of the planned integration of the Pegasus and Pavilion and are not necessarily indicative of the results which would have occurred if the transaction had been in effect on the dates indicated, or which may result in the future. Pro forma results are as follows:

                                                   Unaudited Pro Forma
                                                 Years Ended December 31
                                                 -----------------------
                                                2001                2000
                                                ----                ----
Total operating revenues....................   $   3,739         $   4,041
Net loss....................................   $ (18,482)        $ (15,222)
Basic and diluted net loss per common share.   $ (.71)           $    (.61)


NOTE 13. REDEEMABLE COMMON STOCK

    During 2001, the Company issued 141,450 shares of common stock, which is presented as redeemable common stock on the balance sheet at a redemption value of $424,350 as of December 31, 2001, to an investment banker in return for services rendered. The common stock is redeemable for cash at the option of the holder at the greater of $3.00 per share or the weighted-average fair market value of the Company's common stock for the preceding fifteen days. The stock is only redeemable after the Company consummates a qualifying equity transaction, which has occurred subsequent to year-end (see Note 20), and upon the retirement or conversion of all of the outstanding Debentures.


NOTE 14. STOCKHOLDERS' EQUITY

    During 2001, the Company agreed to issue 309,500 shares of its common stock in exchange for consulting services resulting in approximately $620,000 in marketing, general and administrative expenses, based on the fair value of the shares on the commitment date.

    In July 2001, the Company issued 1,000,000 shares of common stock at a price of $3.65 per share and a warrant, expiring three years after the date of issue, exercisable for 500,000 shares of KFx common stock, at a price of $3.65 per share, subject to certain adjustments, to an institutional investor, resulting in proceeds to the Company of $3,500,000, net of transaction costs. In conjunction with this investment, the Company issued a warrant, expiring three years after the date of issue, exercisable for 100,000 shares of KFx common stock, at a price of $3.65 per share, subject to certain adjustments, to an advisor to the transaction.

    During 2000, the Company agreed to issue 181,582 shares of its common stock in exchange for consulting services resulting in approximately $418,000 in marketing, general and administrative expenses, based on the fair value of the shares on the commitment date. At December 31, 2000, 68,082 of these shares had not yet been issued.

    As discussed in Note 2, in August 1999, the Company issued 527,000 shares of its common stock in exchange for an additional 15% interest in Pegasus. In July 1999, the Company issued 3,500 shares of the Company's Common Stock in exchange for certain professional services resulting in $13,124 in marketing, general and administrative expenses, based on the fair value of the shares on the commitment date.

    Pegasus common stock, preferred stock and options are not convertible into KFx shares.


NOTE 15. STOCK OPTION PLANS

KFx

    The Company has three employee stock option plans: the Amended and Restated Stock Option Plan (the "1992 Plan"); the 1996 Stock Option and Incentive Plan (the "1996 Plan"); and the 1999 Stock Incentive Plan (the "1999 Plan"). These plans are administered by the Compensation Committee of the Company's Board of Directors ("Committee"), which has the authority to determine the specific terms of awards under these plans, including grant price, vesting and term, subject to certain restrictions of the Internal Revenue Code regarding incentive stock options ("ISO").

    The 1992 Plan provides for the award to the Company's executive officers and other key employees, non-employee directors and consultants and others of non-qualified stock options ("NSO") and ISOs. Stock options granted under the 1992 Plan generally vest 20 percent on the date of grant, with an additional 20 percent vesting on each anniversary date thereof until fully vested. The Committee can accelerate the vesting of an outstanding option at its sole discretion, and is required to accelerate the vesting of all outstanding options outstanding under the 1992 Plan in the event of a change in control. As a result of TCK's investment in the Company on January 31, 1997, which increased its ownership in the Company to in excess of 15 percent, which constituted a change in control, all options outstanding under the 1992 Plan became fully vested. Stock options granted under the 1992 Plan generally expire not more than ten years from the date of grant. The Company has reserved 1,000,000 shares of common stock for issuance under the 1992 Plan, of which 228,000 options remain available for grant as of December 31, 2001.

    The 1996 Plan provides for the award to the Company's executive officers and other key employees, non-employee directors and consultants and others of NSOs, ISOs, stock appreciation rights ("SAR") and restricted stock. Stock options granted under the 1996 Plan generally vest 20 percent on the first anniversary date of the grant, and an additional 20 percent each anniversary date thereafter until fully vested. The Committee has similar discretionary authority to accelerate the vesting of any outstanding option as described above under the 1992 Plan, except there are no specific change in control vesting requirements. Stock options granted under the 1996 Plan generally expire not more than ten years from the date of grant. The Company has reserved 1,500,000 shares of common stock for issuance under the 1996 Plan, of which 150,666 options remain available for grant at December 31, 2001. During 1999, 158,334 SARs were granted under the 1996 Plan; see further discussion of these SAR grants below. There were no grants under the 1996 Plan during 2001 and 2000.

    The 1999 Plan provides for the award to the Company's executive officers and other key employees, non-employee directors and consultants and others of various forms of equity based compensation including, ISOs, NSOs, SARs, or restricted stock. The Committee has similar discretionary authority to accelerate the vesting of any outstanding option as described above under the 1992 Company's common stock, except that vesting is not required upon a change in control. The Company has reserved 2,000,000 shares of common stock for issuance under the 1999 Plan, of which 156,000 options remain available for grant at December 31, 2001. During 2001 and 2000, 899,000 and 405,000 SARs were granted under the 1999 Plan, respectively.

    In addition to the 1992 Plan, the 1996 Plan, and the 1999 Plan, the Company has issued non-qualified stock options, SARs and restricted stock related to various compensation and fee agreements with directors and employees of and consultants to the Company.

    The following table summarizes the Company's stock option activity for the three-year period ending December 31, 2001:

                                                      Option Activity        Options Exercisable
                                                      ---------------        -------------------
                                                          Weighted-                        Weighted-
                                                           Average                     Average Exercise
                                                        Exercise Price                  Price Per Share
                                           Total          Per Share         Total
                                           -----        --------------      -----      ----------------

      Balance 12-31-98............      3,872,000           $ 4.38          2,273,000        $ 4.42
      Granted........................      71,000           $ 3.75
      Expired and cancelled.......       (380,000)          $ 4.31
                                        --------
      Balance 12-31-99............      3,563,000           $ 4.38          2,606,000        $ 4.32
      Expired and cancelled......        (275,000)          $ 5.07
                                        --------
      Balance 12-31-00............      3,288,000           $ 4.33          2,684,000        $ 4.39
      Expired and cancelled......        (275,000)          $ 3.75
                                        --------
      Balance 12-31-01.............     3,013,000           $ 4.38          2,785,000        $ 4.43
                                        =========


    Stock options outstanding and exercisable as of December 31, 2001 are summarized below:

                                                                                   Stock Options
                            Stock Options Outstanding                               Exercisable
      ----------------------------------------------------------------------       -------------
                                              Weighted
                                               Average         Weighted                     Weighted
                                              Remaining         Average                      Average
           Range of           Number of      Contractual       Exercise        Number of    Exercise
        Exercise Prices        Shares        Life (Years)       Price          Shares        Price
        ---------------        ------        ------------       -----          ------        -----
          $7.14-$7.39             260,000        1.5             $ 7.38          260,000    $ 7.38
          3.75 - 5.38           2,403,000        3.2             $ 4.33        2,175,000    $ 4.39
                 2.50             350,000        3.5             $ 2.50          350,000    $ 2.50
                                  -------                                      ---------
          $2.50-$7.39           3,013,000        3.1             $ 4.38        2,785,000    $ 4.43
                                =========                                      =========

    All stock options granted during each of the three years ended December 31, 2001, were at exercise prices that were equal to or greater than the fair market value of the Company's common stock on the date of grant. Generally such grants were at the greater of fair market value of the Company's common stock on the date of grant or $3.75 per share ($3.65 per share after November 1, 1999 and $3.00 per share after December 3, 2001) due to restrictions imposed under the Convertible Debentures.

    During the second half of 1999, the Company's board of directors adopted a policy of granting stock-based compensation to directors in lieu of directors' fees. Accordingly, SARs for 325,000 shares at a price of $1.375 per share, for 300,000 shares at a price of $1.75 per share and for 475,000 shares at a price of $1.00 per share were granted to directors in 2001, 2000 and 1999, respectively. In 2001, the Company granted SARs for 524,000 shares and 50,000 shares at $2.25 and $2.70 per share to employees and consultants, respectively. In 2000, the Company granted SARs for 55,000 shares and 50,000 shares at $1.50 per share to employees and consultants, respectively. In 1999, the Company also granted SARs to employees for 255,000 shares at a price of $1.50 per share and to consultants for 158,334 shares, in lieu of cash fee payments. The SARs prices were equal to or greater than the Company's closing stock price on the dates of grant and the SARs were generally fully vested at date of grant, but cannot be exercised until the Company's Debentures are converted, redeemed or mature. SARs granted to directors expire in ten years and consultants generally expire five years from date of grant. The SARs granted to employees expire thirty days after the Debentures are retired. Upon exercise of any of the SARs, the Company has the option of (a) paying the stock appreciation in excess of the grant price in cash, (b) converting the SAR to a non-qualified stock option for the same number of shares as covered by the SAR at the SAR grant price, or (c) granting common stock of the Company with a value at the date of exercise equivalent to the amount of stock appreciation at the date of exercise. Consistent with prior years, since the conditions precedent to exercisability, principally the conversion or retirement of the Company's Debentures, had not been satisfied and satisfaction of these conditions is not probable at December 31, 2001, due to the Company's need for cash and the current restraints on the Company's ability to raise capital no expense associated with these SAR grants was recognized in 2001, 2000 or 1999. When it becomes probable that all of the remaining Debentures will be converted or redeemed, the Company will record an expense for the SARs based upon the number of SARs currently exercisable, multiplied by the difference between the fair value of KFx common stock and the exercise price of the respective SARs.

Pegasus

    The Company's Pegasus subsidiary has adopted a separate stock option plan (the "Pegasus Plan") that provides for the award to Pegasus' executive officers, non-employee directors, other key employees and consultants, of various forms of equity based compensation, including ISOs, NSOs, SARs, and restricted stock. The board of directors of Pegasus administers the Pegasus Plan and has similar authority to the Committee to accelerate the vesting of any outstanding option as described above under the 1992 Plan, except that changes in control are generally transactions involving in excess of 50% of Pegasus' common stock. Option prices are equivalent to estimated market values at the dates of grant. Vesting of options granted under the plan is generally at 2% per month and the options generally expire seven years from date of grant. Options granted under the Pegasus Plan are not convertible into KFx shares. Pegasus has reserved 2,500,000 shares of common stock for issuance under the Pegasus Plan, which approximates 12.5% of the outstanding common stock and convertible preferred stock (on an as converted basis) of Pegasus at December 31, 2001. At December 31, 2001, 542,000 options under the Pegasus Plan remain available for grant.

    The following table summarizes Pegasus' stock option activity for the three-year period ending December 31, 2001:

                                               Option Activity                  Options Exercisable
                                               ---------------                  -------------------
                                                              Weighted-                         Weighted-
                                                               Average                           Average
                                                            Exercise Price                    Exercise Price
                                                   Total      Per Share              Total      Per Share
                                                   -----      ---------              -----      ---------
      Balance 12-31-98.........                   742,421        $ .31
      Granted......................             1,026,000        $1.01
                                                ---------
      Balance 12-31-99.........                 1,768,421        $ .72            447,565           $ .73
      Granted........................              58,000        $1.07
      Expired and cancelled....                  (977,421)       $ .48
                                                ---------
      Balance 12-31-00.........                   849,000        $1.02            379,970           $1.03
      Granted........................           1,118,000        $1.07
      Expired and cancelled....                    (9,000)       $1.00
                                               ----------
      Balance 12-31-01.........                 1,958,000        $1.05            682,860           $1.03
                                               =========


    The range of exercise prices for stock options outstanding and exercisable at December 31, 2001 was $1.00 per share to $1.10 per share. The weighted-average estimated grant date fair value of options granted in 2001, 2000 and 1999 was $.63 per share, $0.75 per share and $.63 per share, respectively. All stock options granted during each of the three years ended December 31, 2001 were at exercise prices that were not below the fair market value of the Pegasus common stock on the date of grant as determined by the Pegasus board of directors.

    The Company applies APB 25 and relevant interpretations in accounting for its stock option plans. Accordingly, compensation expense is recognized when the exercise price of an employee stock option or similar equity instrument is below the fair market value of the underlying common stock on the date of grant. All grants to employees were at strike prices greater than or equal to the fair market value of the Pegasus common stock on the date of grant, accordingly no compensation expense has been recognized.

    Had compensation expense for the Company's stock option plans been recognized based on the fair value at the grant date for the awards under these plans consistent with the method of FAS 123, the Company's pro forma net loss and net loss per share would have been as follows:

                                                                                 Year Ended December 31
                                                                                 ----------------------
                                                                    2001                      2000                      1999
                                                                    ----                      ----                      ----

Pro forma net loss ................................            $  (15,826,292)            $  (13,137,000)            $  (13,850,000)
Pro forma net loss per share ......................            $         (.61)            $         (.53)            $         (.57)


    For pro forma calculations, the fair value of each stock option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the grants:

                                                                                            Year Ended December 31
                                                                                            ----------------------
                                                                                2001                  2000                  1999
                                                                                ----                  ----                  ----
Weighted-average:
     Risk free interest rate .....................................              4.31%                 6.64%                 6.33%
     Expected option life (years) ................................              3.5                   3.5                   5.9
     Expected volatility .........................................             81.5%                 66.6%                 60.6%
     Expected dividends ..........................................               NA                    NA                    NA


NOTE 16. WARRANTS TO PURCHASE COMMON STOCK

    Associated with various financing transactions and professional service agreements, the Company has issued transferable warrants to purchase common stock. The following table summarizes the outstanding warrants as of December 31, 2001, all of which are fully exercisable as of that date:

                                                           Number         Exercise
                                        Type of              of            Price
                                      Transaction          Shares         Per Share       Expiration
                                      -----------          ------         ---------       ----------
          Granted in 1996             Services               55,000     $      3.75           2002
          Granted in 1997             Services              453,333     $      5.00           2002
          Granted in 2000               Other             1,300,000     $      3.65           2005
                                                         ----------
          Granted in 2001               Other             2,914,842     $ 3.00-3.65        2004-2006
                                                         ----------
                  Total                                   4,723,175

    Warrants granted in 1997 related to the placement of the Convertible Debentures. Warrants granted in 1998 for 230,000 shares expired unexercised in 2001. Warrants granted in 2000 were in connection with the sale of the Company's interest in KFP and related transactions (see Note 6). Warrants granted in 2001 related to the sales of Pegasus Series C preferred stock (see Note 2), private investment transactions (see Note 13), the Cinergy advance (see Note 10) and certain professional service expenses (as follows).

    In November of 2001, the Company granted a warrant for professional services rendered to purchase 141,450 shares of the Company's common stock at an exercise price of $3.00 per share. The estimated fair value of the warrant of approximately $274,000 was recorded as marketing, general and administrative expense and was determined using a Black-Scholes option-pricing model using an expected life of 5 years, expected volatility of 76%, a risk free interest rate of 4.12%, and a dividend yield of zero. The warrant expires 5 years from the grant date and as of December 31, 2001 the warrant was outstanding and fully exercisable.

    In December of 2001, the Company granted a warrant for professional services rendered and to be rendered in future periods to purchase 90,000 shares of the Company's common stock at an exercise price of $3.65 per share. The estimated fair value of the warrant of approximately $131,000 was allocated between prepaid expense and marketing, general and administrative expense and was determined using a Black-Scholes option-pricing model using an expected life of 3 years, expected volatility of 84%, a risk free interest rate of 3.28%, and a dividend yield of zero. The warrant expires 3 years from the grant date and as of December 31, 2001 the warrant was outstanding and fully exercisable.


NOTE 17. COMMITMENTS AND CONTINGENT LIABILITIES

    On September 8, 2000, Pavilion, a competitor of Pegasus, served Pegasus with a complaint that it had filed on August 14, 2000, in the United States District Court for the Southern District of Texas asserting that Pegasus infringed 26 patents allegedly issued to or licensed by Pavilion (the "Pavilion Lawsuit"). The Pavilion Lawsuit was subsequently transferred to the United States District Court for the Northern District of Ohio. The Pavilion Lawsuit sought injunctive relief, compensatory and treble damages, as well as attorney's fees, costs and expenses. On April 11, 2001, Pegasus and Pavilion agreed to dismiss the Pavilion Lawsuit without prejudice, in order to explore possible business combinations, cooperative relationships and other alternatives. On August 1, 2001, Pegasus purchased certain assets and liabilities of the Pavilion Power Optimization division, which effectively resolved the Pavilion Lawsuit, see Note 12.

    On November 4, 1999, Link Resources, Inc., a Georgia corporation, ("Link") and its two shareholders, Linda E. Kobel ("Kobel") and Gary A. Sanden ("Sanden") filed a complaint against the Company in US District Court for the District of Colorado. The complaint alleged that KFx, Link, Kobel and Sanden had entered into an agreement requiring KFx to acquire Link and that KFx breached such agreement. The complaint sought damages in excess of $5.3 million. This litigation was settled in February 2002 with the costs of the settlement borne by the Company's insurance carrier.

    The Company is obligated for non-cancelable operating leases with initial terms exceeding one year relating to office space and certain equipment and vehicle leases. Rent expense in 2001, 2000 and 1999 was $466,847, $386,261, and $279,312, respectively. Certain of the leased property, principally office space, has been sublet to third parties under non-cancelable operating leases. Sublease income was $165,693, $78,301 and $32,818 in 2001, 2000 and 1999, respectively. Approximate future minimum lease payments and sublease receipts as follows:

                                        Lease Amounts         Sublease
            Year Ending December 31        Payable             Amounts         Net Amount
            -----------------------        -------             -------         ----------
                     2002                 $    457,000         $  168,000       $ 289,000
                     2003                      411,000            151,000         260,000
                     2004                      284,000             99,000         185,000
                     2005
                     2006                        7,000                 --           7,000
                                                 3,000                 --           3,000
                                          ------------         -----------     ----------
                     Total                 $ 1,162,000          $  418,000      $ 744,000
                                          ============         ===========     ==========

    The Company is contingently liable to Ohio Valley Electric Corporation ("OVEC") for an overriding royalty of 0.5 percent to OVEC on the gross revenues generated by the sale of fuel produced from any production plant (other than the current facility owned by KFP) located in the United States in which the feedstock is coal and which uses the Company's proprietary Series "C" K-Fuel technology to produce fuel. The Company is contingently liable for royalties to the Koppelman Estate; see Note 8. The Company is contingently liable to Fort Union for 20 percent of the Company's North American royalty proceeds. No payments or accruals have been required through December 31, 2001 under these agreements.

    The Company is contingently liable to the State of Wyoming for a 10% royalty on a license fee for patents and other intellectual properties sold and transferred by the Company to Kennecott Energy. This amount is only payable to the State of Wyoming if Kennecott Energy builds a K-Fuel commercial production facility in the United States.

    Pegasus is contingently liable to certain of its founding stockholders for a royalty equivalent to 2% of the license fee revenues derived from the sale its NeuSIGHT product through November 30, 2004. This obligation is limited to the extent of pretax income without regard to such royalty, subject to a maximum of $2.5 million and certain other limitations. Through December 31, 2001, Pegasus has made no payments or accruals under this agreement.

    Under terms of an amendment to the Purchase Agreement, Pegasus is contingently liable to Pavilion for $9 million in royalty payments based on all software licenses sold starting with the date of the agreement. These royalty payments are considered contingent purchase price and will be added to goodwill as such royalties become due. Through December 31, 2001, $106,000 in royalties were payable, and added to goodwill, under the amended Purchase Agreement.


NOTE 18. INCOME TAXES

    The Company's operations are principally domestic, with income taxable at the federal statutory rate of 34 percent plus applicable state rates. Deferred tax assets (liabilities) were comprised of the following:

                                                                                                2001                2000
                                                                                                ----                ----
Gross deferred tax assets:
Loss (NOL) carryforwards ...................................................               $ 21,499,000                $ 17,540,000
Depreciation and amortization ..............................................                  1,643,000                   1,286,000
Deferred compensation ......................................................                     40,000                      40,000
Warrants and accrued liabilities ...........................................                    871,000                     871,000
Other ......................................................................                  1,843,000                   1,270,000
                                                                                           ------------                ------------
     Gross deferred tax assets .............................................                 25,896,000                  21,007,000
     Deferred tax assets valuation allowance ...............................                (25,896,000)                (21,007,000)
                                                                                           ------------                ------------
          Net deferred tax assets ..........................................               $       --                $         --
                                                                                           ============                ============

    No net deferred tax asset has been recorded for NOL carryforwards or other deferred tax assets because there is no assurance that such benefits will be realized. The Company's tax return net operating loss carryforwards of approximately $57,637,000 expire in various amounts beginning in 2005.

    Certain limitations apply to the annual amount of net operating losses that can be used to offset taxable income, after certain ownership changes, as defined in Section 382 of the Internal Revenue Code ("Section 382").

    The Company's total provision for income taxes in 2001, 2000 and 1999 were different from the amount expected by applying the statutory federal income tax rate to the net loss. The approximate differences are as follows:

                                                                                   2001                2000                1999
                                                                                   ----                ----                ----

Expected tax benefit on loss before income taxes ....................         $(5,160,000)         $(4,179,000)         $(4,328,000)
Expected state tax benefit, net .....................................            (501,000)            (406,000)            (420,000)
Beneficial conversion feature .......................................             765,000                 --                   --
Non-deductible items ................................................              19,000               94,000               40,000
Increase in valuation allowance .....................................           4,889,000            4,491,000            4,626,000
Other ...............................................................             (12,000)                --                 82,000
                                                                              -----------          -----------          -----------
     Total income tax benefit .......................................         $      --            $      --            $      --
                                                                              ===========          ===========          ===========


NOTE 19. SEGMENT INFORMATION

    KFx's reportable segments are based on its principal products and services, which are optimization software and related services, through its Pegasus subsidiary ("Pegasus" segment), and clean fuels technology, through certain activities of KFx and certain of its subsidiaries ("K-Fuel" segment). The accounting policies of these segments are the same as those described in Note 1. In addition, the goodwill and intangibles and related amortization resulting from the acquisitions of Pegasus and Pavilion are included in the Pegasus segment. KFx evaluates the performance of its segments and allocates resources to them primarily based on its view of the potential for net income and operating cash flow. There are no intersegment revenues; however, KFx's corporate office charges management and related fees to the Pegasus segment, based on actual costs and estimated time and other resources devoted to assist with and support the activities of Pegasus.

    The following tables present information about revenues, certain income and expense categories, net loss, cash used in operating activities, segment assets and certain other information used by KFx's Chairman and CEO, its chief operating decision maker, as of December 31, 2001, 2000 and 1999 and for the years then ended:

                                                                            Reconciling
2001                                             Pegasus          K-Fuel      Items(a)      Consolidated
----                                             -------          ------      --------      ------------
Operating revenues                        $    3,003,057  $           --   $           --  $    3,003,057
                                          --------------  --------------   --------------  --------------
Operating costs
   Cost of sales (excluding
    depreciation and     amortization)         1,980,955              --               --       1,980,955
   Marketing, general and administrative       2,884,907           2,461        4,090,239       6,977,607
   Depreciation and amortization                 972,318       1,376,586          440,258       2,789,162
   Other                                         654,586         220,933               --         875,519
                                          --------------  --------------   --------------  --------------
Total operating costs                          6,492,766       1,599,980        4,530,497      12,623,243
                                          --------------  --------------   --------------  --------------
Operating loss                                (3,489,709)     (1,599,980)      (4,530,497)     (9,620,186)
Interest expense                                (643,002)             --       (4,834,687)     (5,477,689)
Equity in income of affiliates                        --           3,944               --           3,944
Loss on impairment                                    --              --               --              --
Interest income                                   11,537              --           12,054           23,591
Other income (expense)                                --          48,253         (154,989)       (106,736)
                                          --------------  --------------   --------------- --------------
Net loss                                  $   (4,121,174) $   (1,547,783)  $   (9,508,119) $  (15,177,076)
                                          =============== ===============  =============== ==============
Cash provided by (used in) operating      $   (2,853,803) $        6,396   $   (3,890,310) $   (6,737,717)
                                          =============== ==============   ==============  ==============
activities
Capital expenditures                      $     (115,547) $     (1,149)    $       (2,450) $     (119,146)
                                          =============== ==============   ==============  ==============
Investment in equity method subsidiaries  $     -         $      351,454   $           --  $      351,454
                                          ==============================   ==============  ==============
Total assets                              $   10,661,823  $    2,372,218   $    1,282,762  $   14,316,803
                                          ==============  ==============   ==============  ==============
2000
Operating revenues                        $    1,894,994  $    229,776     $           --  $  2,124,770
                                          --------------  -------------    --------------  --------------
Operating costs
   Cost of sales (excluding
    depreciation and amortization)             1,775,780              --               --       1,775,780
   Marketing, general and administrative       2,890,455          41,970        2,190,601       5,123,026
   Depreciation and amortization                 745,643       1,623,277          459,551       2,828,471
   Other                                         614,410         781,488               --       1,395,898
                                          --------------  --------------   --------------  --------------
Total operating costs                          6,026,288       2,446,735        2,650,152      11,123,175
                                          --------------  --------------   --------------  --------------
Operating loss                                (4,131,294)     (2,216,959)      (2,650,152)     (8,998,405)
Interest expense                                (294,616)             --       (2,361,012)     (2,655,628)
Equity in income of affiliates                        --              --            4,242           4,242
Loss on impairment of investment                      --              --         (629,000)       (629,000)
Interest income                                    7,012              --            1,725           8,737
Other expense                                         --         (18,816)          (1,302)        (20,118)
                                          --------------  --------------   --------------  --------------
Net loss                                  $   (4,418,898) $   (2,235,775)  $   (5,635,499) $  (12,290,172)
                                          =============== ==============   ==============  ==============
Cash used in operating activities         $   (2,360,227) $      (55,047)  $   (2,735,543) $   (5,150,817)
                                          =============== ==============   =============== ==============
Capital expenditures                      $      (46,599) $           --   $      (19,316) $      (65,915)
                                          =============== ==============    ============== ==============
Investment in equity method subsidiaries  $           --  $       694,135  $           --  $      694,135
                                          ==============  ==============   ==============  ==============
Total assets                              $    3,242,295  $    3,278,160   $    1,950,915  $    8,471,370
                                          ==============  ==============   ==============  ==============
1999
Operating revenues                        $    1,536,884  $    1,313,916   $           --  $    2,850,800
                                          --------------  --------------   --------------  --------------
Operating costs
   Cost of sales (excluding
    depreciation and amortization)             1,181,321              --               --       1,181,321
   Marketing, general and administrative       2,669,818          77,098        2,648,054       5,394,970
   Depreciation and amortization                 616,563       1,627,657          507,319       2,751,539
   Other                                         335,766         664,246               --       1,000,012
                                          --------------  --------------   --------------  --------------
Total operating costs                          4,803,468       2,369,001        3,155,373      10,327,842
                                          --------------  --------------   --------------  --------------
Operating loss                                (3,266,584)     (1,055,085)      (3,155,373)     (7,477,042)
Interest expense                                (259,097)             --         (901,001)     (1,160,098)
Equity in loss of affiliates                          --        (440,746)              --        (440,746)
Loss on impairment of investment                      --      (4,000,000)              --      (4,000,000)
Interest income                                       --              --          124,402         124,402
Other income                                          --              --          223,057         223,057
                                          --------------  --------------   --------------  --------------
Net loss                                  $   (3,525,681) $   (5,495,831)  $   (3,708,915) $  (12,730,427)
                                          =============== ==============   ==============  ==============
Cash provided by (used in) operating      $   (1,951,640) $    1,495,898   $   (3,002,335) $   (3,458,077)
                                          =============== ==============   ==============  ==============
activities
Capital expenditures                      $      (96,365) $      (14,730)  $           --  $     (111,095)
                                          =============== ==============   ==============  ==============
Investment in equity method subsidiaries  $           --  $    3,327,871   $           --  $    3,327,871
                                          ============== ===============   ==============  ==============
Total assets                              $    3,457,574  $    9,052,687   $    1,757,734  $   14,267,995
                                          ==============  ==============   ==============  ==============

    (a) Consists primarily of KFx corporate office activities and consolidating entries.

    Since its acquisition in 1998, only the Pegasus segment has derived any significant revenue from outside the United States, which approximated $833,000, $119,000 and $224,000 in 2001, 2000 and 1999, respectively. Such non-US revenues were derived from Pegasus license and related installation service agreements with customers in Canada, Poland and China pursuant to which Pegasus is paid in US dollars. Neither segment has any significant assets outside of the United States.

    During 2001, three individual Pegasus clients accounted for greater than 10%, each, of consolidated revenues (43%, 12% and 11%). During 2000, three individual Pegasus clients accounted for greater than 10%, each, of consolidated revenues (30%, 18% and 12%). During 1999, two individual Pegasus clients accounted for greater than 10%, each, of consolidated revenues (19% and 11%). During 2001, K-Fuel recorded no revenues. During 2000, K-Fuel derived its revenues primarily from a K-Fuel research and development contract (11% of consolidated revenues). During 1999 K-Fuel derived its revenues principally from the K-Fuel license fee (35% of consolidated revenues).


NOTE 20. SUBSEQUENT EVENTS

Pegasus Preferred Stock Sale

    Subsequent to December 31, 2000 through April 12, 2002, Kennecott Energy has exercised it right to purchase an additional $500,000 of Pegasus Preferred Stock. Also during 2002, KFx received 919,416 shares of Pegasus Common Stock in exchange for certain guarantees relating to the Pavilion acquisition and warrants issued in conjunction with the Cinergy advance to Pegasus. As a result of the additional investments of Kennecott Energy in Pegasus Preferred Stock and the grant of Pegasus Common Stock to KFx subsequent to December 31, 2001, the ownership of Pegasus at April 12, 2002 is approximately as follows: KFx--52%, Pegasus founders--14%, Kennecott Energy--18%, Evergreen Resources, Inc.--9% and other private investors--7%.

Debt Financing

    In January 2002, the Company borrowed $500,000 under an unsecured note payable bearing interest at 10% per annum, due on June 30, 2002. The terms of the agreement include a warrant to purchase 250,000 shares of common stock of KFx at an exercise price of $3.00 a share. The Company estimated the fair value of the warrant and will record a debt discount of $223,817, which will be amortized to interest expense over the term of the note. The Company calculated the debt discount amount based upon an allocation of the proceeds to the relative fair value of the debt and warrants in accordance with APB 14.

    On January 11, 2002, KFx granted a loan of $500,000 to Pegasus bearing interest at 2% over the prime rate. In conjunction with this loan, KFx received additional consideration in the form of fully-exercisable stock purchase warrants for 475,000 shares of Pegasus common stock at $1.07 per share, expiring January 10, 2005.

    In February 2002, the Company borrowed $500,000 under four unsecured notes payable bearing interest at 10% per annum, due on June 30, 2002. The terms of the agreements include warrants to purchase a total of 250,000 shares of common stock of KFx at an exercise price of $3.00 a share. The Company estimated the fair value of the warrant and will record a debt discount of $222,448, which will be amortized to interest expense over the term of the note. The Company calculated the debt discount amount based upon an allocation of the proceeds to the relative fair value of the debt and warrants in accordance with APB 14.

Sale of Common Stock

    On March 28, 2002, the Company issued 2 million shares of KFx common stock at a price of $2.50 per share and warrants to purchase 2.25 million shares of KFx common stock, which resulted in cash proceeds to the Company of $5 million. The warrants have an exercise price of $2.75 per share, and are subject to adjustment through March 27, 2003, in the event that the Company issues options, warrants or common stock at a price of less than $2.75 per share. The common stock issued is subject to redemption pursuant to a put option, in whole or in part, at the option of the investors. The put option is exercisable upon the earlier of July 31, 2002 or upon the redemption or conversion of all of the Convertible Debentures. At the time the investors notify KFx of their intent to exercise the put option, KFx must repurchase the common stock at a price of $2.50 per share plus accrued interest ("Redemption Value") within 100 days of notification. Interest for purposes of redemption accrues at the rate of 9% per annum, beginning upon the original issuance date and ceases on the date which the common stock is repurchased. If two-thirds or more of the investors exercise their put option and KFx is unable to secure the necessary funding to satisfy these exercised put options, KFx must transfer its entire interest in Pegasus to the investors. The put option expires on December 23, 2002. As a result of the put option, the common stock issued to the investors will be classified as redeemable common stock in the mezzanine level of the consolidated balance sheet. Until the put option expires, the Company is precluded from issuing, selling, transferring or pledging any of its interest in Pegasus and Pegasus is precluded from transferring any rights with respect to its equity and assets without approval of at least two-thirds of the investors.

    As part of the agreement, KFx also has a right to call the common stock at a 25% premium of the Redemption Value. The call option is exercisable upon the investors' refusal to purchase the lesser of $5 million in equity instruments or the entire offering in the event the Company secures a qualifying equity offering.

    In addition, the investors have the right to select two persons to serve on the board of directors of KFx and, upon election to the board, KFx has agreed to appoint these two persons to serve on the board's executive committee. This agreement will remain in force until the investors hold less than 400,000 shares of KFx's common stock. In accordance with the terms of the investment agreement, approximately $4.4 million of the proceeds were required to be applied against the outstanding amount on the Pavilion Power Optimization Division acquisition obligation.

    At the option of the investors, anytime prior to June 30, 2002, on the same terms as noted above the investors have the right to purchase up to an additional $5 million of common stock and receive an equivalent amount of warrants on a pro rata basis.

    As part of the agreement the Company is required to register the shares issued, including the potential shares of common stock underlying the warrants, in a qualifying registration statement. In the event that a registration statement has not been filed by April 30, 2002, the Company shall issue additional warrants to purchase shares of common stock based upon the passage of time that the shares remain unregistered.

Effect of Adoption of FAS 142

    The Company adopted FAS 142 on January 1, 2002. Under FAS 142, goodwill is no longer amortized but will be reviewed annually (or more frequently if impairment indicators arise) for impairment (See Note 1). For comparative purposes, the following table summarizes reported results for the years ended December 31, 2001, 2000 and 1999, adjusted to exclude amortization of goodwill:

                                                                         Year Ended December 31,
(in thousands, except per share amounts)
                                                           2001                  2000                   1999
                                                           ----                  ----                   ----
   Net loss:
As reported                                             $  (15,177)            $  (12,290)            $  (12,730)
Adjustments for goodwill amortization                          680                    646                    531
                                                        ----------             ----------             ----------
As adjusted                                             $  (14,497)            $  (11,644)            $  (12,199)
                                                        ==========             ==========             ==========

Basic and diluted net loss per common share:
As reported                                             $    (0.58)            $    (0.49)            $    (0.53)
Adjustments for goodwill amortization                         0.02                   0.02                   0.02
                                                        ----------             ----------             ----------
As adjusted                                             $    (0.56)            $    (0.47)            $    (0.51)
                                                        ==========             ==========             ==========


NOTE 21. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following table presents selected unaudited quarterly financial data for the years ended December 31, 2001 and 2000:

                                                                         (UNAUDITED)
                                          First Quarter      Second Quarter       Third Quarter      Fourth Quarter
                                          -------------      --------------       -------------      --------------
2001
Operating revenues                          $   247,950         $   529,004         $ 1,106,530         $ 1,119,573
Gross margin*                                   (34,972)            113,384             474,000             248,757

Net loss                                     (2,816,721)         (3,003,495)         (3,693,534)         (5,663,326)
Basic and diluted net loss per share               (.11)               (.12)               (.14)               (.21)



                                          First Quarter      Second Quarter       Third Quarter      Fourth Quarter
                                          -------------      --------------       -------------      --------------
2000
Operating revenues                          $   465,638         $   860,530         $   504,796         $   293,806

Gross margin*                                     6,281             344,836             (63,848)           (719,767)

Net loss                                     (2,322,756)         (3,049,515)         (2,731,885)         (4,186,016)

Basic and diluted net loss per share               (.09)               (.12)               (.11)               (.17)

*Operating revenues less cost of software licenses and services, K-Fuel demonstration plant and laboratory operations costs and expenses and K-Fuel royalty expense.

    During the fourth quarter of 2001, (a) a debt discount of approximately $2,283,000 relating to a reduction in the conversion price of the convertible debentures was recorded, of which approximately $1,184,000 was amortized to interest expense (see Note 11) and (b) the issuance of common stock, redeemable common stock and warrants for consulting services resulted in approximately $1,070,000 of general and administrative expense (see Notes 13 and 16).

    During the fourth quarter of 2000, (a) a $629,000 impairment provision related to the Company's investment in Charco Redondo was recorded (see
Note 7) and (b) a $464,000 write-down of certain idle equipment at the K-Fuel demonstration plant and laboratory was recorded (see Note 1).